As filed with the Securities and Exchange Commission on March 6, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FERRELLGAS PARTNERS, L.P.
FERRELLGAS PARTNERS FINANCE CORP.
FERRELLGAS, L.P.
FERRELLGAS FINANCE CORP.
(Exact name of registrant as specified in its charter)

Delaware	43-1698480
Delaware	43-1742520
Delaware	43-1698481
Delaware	14-1866671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210
(913) 661-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)
J. Ryan VanWinkle
Senior Vice President and Chief Financial Officer
Ferrellgas, Inc.
7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210
(913) 661-1500

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:
David L. Ronn
Greenberg Traurig LLP
1000 Louisiana Street
Houston, Texas 77002
(713) 374 3500
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined in light of market conditions and other factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	aggregate offering	Amount of
securities to be registered	Registered	security (1)	price (1)(2)	registration fee (3)(4)
Common Units, Senior Units, Deferred Participation Units, Debt Securities and Warrants	—	—	$750,000,000	$22,477.16

(1)	The proposed maximum offering price per security will be determined from time-to-time by the registrant in connection with the issuance of the securities registered by this registration statement.

(2)	There is being registered hereunder such number of common units, senior units, deferred participation units, debt securities and warrants as will result in aggregate proceeds of $750,000,000 or, if any debt securities are issued at an original issue discount, such greater amount as shall result in net proceeds of $750,000,000 to the registrant.

(3)	This amount is estimated solely for the purpose of calculating the registration pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the maximum offering price per unit or the proposed maximum aggregate offering price.

(4)	The filing fee of $29,475 is calculated in accordance with Rule 457(p) of the Securities Act of 1933. The registration fee of $29,475 due for this offering is offset against the unused registration fees of $6,997.84 that has been paid in respect of securities that were previously registered pursuant to Registration Statement No. 333-132337 and were not sold thereunder. Pursuant to Rule 457(p), such unutilized filing fee may be applied to the filing fees payable with respect to this Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 6, 2009
PROSPECTUS
Ferrellgas Partners, L.P.
Ferrellgas Partners Finance Corp.
Ferrellgas, L.P.
Ferrellgas Finance Corp.

Common Units	Debt Securities
Senior Units	Warrants
Deferred Participation Units
WE WILL PROVIDE THE SPECIFIC TERMS OF THE SECURITIES OFFERED IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.
     This prospectus provides you with a general description of the securities we may offer from time to time up to an aggregate offering price of $750,000,000. Ferrellgas Partners, L.P. may offer common units, senior units, deferred participation units, warrants and debt securities. Ferrellgas, L.P. may offer only nonconvertible investment grade debt securities. Ferrellgas Partners Finance Corp. may be the co-obligor on any debt securities issued by Ferrellgas Partners, L.P. and Ferrellgas Finance Corp. may be the co-obligor on any debt securities issued by Ferrellgas, L.P. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.
     We may offer the securities from time to time through public or private transactions, directly or through underwriters, agents or dealers and in the case of our common units, on or off the New York Stock Exchange at prevailing market rates or at privately negotiated prices. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters are involved in the sale of any securities with respect to which this prospectus is delivered, the names of such underwriters and any applicable discounts or commissions, and any over-allotment options will be set forth in a prospectus supplement. The price to the public and the net proceeds we expect to receive from such sale will also be set forth in the prospectus supplement.
     The common units are traded on the New York Stock Exchange under the symbol “FGP.” On March 4, 2009, the last reported sales price for the common units as reported on the NYSE Composite Transactions tape was $13.34 per common unit.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
     Investing in our securities involves risk. See “Risk Factors” beginning on page 5 of this prospectus, on page 10 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2008 and on page 44 of our Quarterly Report on Form 10-Q for our fiscal quarter ended October 31, 2008. See “Where You Can Find More Information” on page 46 of this prospectus.
The date of this prospectus is          , 2009.

About this Prospectus	i
Prospectus Summary	1
Risk Factors	5
Ratio of Earnings to Fixed Charges	6
Use of Proceeds	7
Tax Consequences	8
Investment in Us by Employee Benefit Plans	28
Plan of Distribution	30
Description of Common Units, Senior Units and Deferred Participation Units	32
Description of Debt Securities	33
Description of Warrants	44
Where You Can Find More Information	46
Legal Matters	47
Experts	47
Forward-Looking Statements	47
EX-3.1
EX-3.2
EX-3.3
EX-3.4
EX-3.5
EX-3.6
EX-3.7
EX-3.8
EX-3.9
EX-4.4
EX-4.5
EX-4.6
EX-4.7
EX-12.1
EX-23.1
ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we have filed with SEC, utilizing a “shelf” registration process. Under this shelf registration process, Ferrellgas Partners may sell the common units, senior units, deferred participation units, warrants and debt securities described in this prospectus and Ferrellgas, L.P. may sell the debt securities described in this prospectus:
•	from time to time and in one or more offerings;

•	in one or more series; and

•	in any combination thereof,
up to a maximum aggregate principal amount of $750,000,000. Ferrellgas, L.P. may offer only nonconvertible investment grade debt securities. Ferrellgas Partners Finance Corp. may be the co-obligor on any debt securities issued by Ferrellgas Partners and Ferrellgas Finance Corp. may be the co-obligor on any debt securities issued by Ferrellgas, L.P.
     This prospectus provides you with a general description of our business and the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the applicable offering. The prospectus supplement may also add, change, or update information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
     This prospectus summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering and the securities, including the merits and risks involved.
     We make no representation to you that the securities are a legal investment for you. You should not consider any information contained or incorporated by reference in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the securities. The delivery of this prospectus or any sale made hereunder does not imply that there has been no change in our affairs or that the information set forth or incorporated by reference herein is correct as of any date after the date of this prospectus. We are not making an offer to sell the securities in any jurisdiction except where an offer or sale is permitted.
     You should base your decision to invest in the securities solely on information contained or incorporated by reference in this prospectus. You should contact us with any questions about this offering or if you require additional information to verify the information contained or incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 46.

i

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.
     The information in this prospectus is accurate as of          , 2009.

ii

PROSPECTUS SUMMARY
     This summary may not contain all of the information that may be important to you. To fully understand the terms of the securities we are offering with this prospectus, as well as the other considerations that may be important to you in determining whether an investment in any of the securities being offered is appropriate for you, you should carefully read this entire prospectus and the documents we have incorporated by reference. You should pay special attention to “Risk Factors” beginning on page 5 of this prospectus, on page 10 of our Annual Report on Form 10-K for the fiscal year ended July 31, 2008 and on page 44 of our Quarterly Report for the quarter ended October 31, 2008 to determine whether an investment in the securities is appropriate for you. See “Where You Can Find More Information” on page 46 of this prospectus. Our fiscal year end is July 31.
     In this prospectus, unless the context indicates otherwise:
•	when we refer to “us,” “we,” “our,” or “ours,” we generally mean Ferrellgas Partners, L.P. together with its consolidated subsidiaries, including Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp., except when used in connection with “common units,” “senior units,” and “debt securities,” in which case these terms refer to the applicable issuer of those securities;

•	when we refer to “operating partnership” we mean Ferrellgas, L.P., together with its consolidated subsidiaries, including Ferrellgas Finance Corp.;

•	when we refer to “Ferrellgas Partners” we mean Ferrellgas Partners, L.P., without its consolidated subsidiaries;

•	when we refer to our “general partner” we mean Ferrellgas, Inc., as general partner of Ferrellgas Partners and Ferrellgas, L.P.

•	the common units, senior units, deferred participation units, warrants and debt securities described in this prospectus are sometimes collectively referred to as the “securities;” and

•	the term “unitholder” generally refers to holders of common units of Ferrellgas Partners.
Ferrellgas Partners, L.P.
     We are a leading distributor of propane and related equipment and supplies to customers primarily in the United States and conduct our business as a single reportable operating segment. We believe that we are the second largest retail marketer of propane in the United States, and the largest national provider of propane by portable tank exchange, as measured by our propane sales volumes in fiscal 2008.
     We serve approximately one million residential, industrial/commercial, portable tank exchange, agricultural and other customers in all 50 states, the District of Columbia and Puerto Rico. Our operations primarily include the distribution and sale of propane and related equipment and supplies with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States. Our propane distribution business consists principally of transporting propane purchased from third parties to propane distribution locations and then to tanks on customers’ premises or to portable propane tanks delivered to nationwide and local retailers. Our portable tank exchange operations, nationally branded under the name Blue Rhino, are conducted through a network of independent and partnership-owned distribution outlets. Our market areas for our residential and agricultural customers are generally rural, but also include urban areas for industrial applications. Our market area for our industrial/commercial and portable tank exchange customers is generally urban.
     In the residential and industrial/commercial markets, propane is primarily used for space heating, water heating, cooking and other propane fueled appliances. In the portable tank exchange market, propane is used primarily for outdoor cooking using gas grills. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for a variety of industrial applications, including as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts, and as a heating or energy source in manufacturing and drying processes.
Our Operations
     We utilize marketing programs targeting both new and existing customers by emphasizing:
•	our efficiency in delivering propane to customers;

•	our employee training and safety programs;

•	our enhanced customer service, facilitated by our technology platform and our 24 hours a day, seven days a week retail customer call support capabilities; and

•	our national distributor network for our commercial and portable tank exchange customers.
     The distribution of propane to residential customers generally involves large numbers of small volume deliveries. Our retail deliveries of propane are typically transported from our retail propane distribution locations to our customers by our fleet of bulk delivery trucks, which are generally fitted with a 3,000 gallon tank. Propane storage tanks located on our customers’ premises are then filled from these bulk delivery trucks. We also deliver propane to our industrial/commercial and portable tank exchange customers using our fleet of portable tank and portable tank exchange delivery trucks, truck tractors and portable tank exchange delivery trailers.
     A substantial majority of our gross margin from propane and other gas liquids sales is derived from the distribution and sale of propane and related risk management activities. Our gross margin from the distribution of propane and other gas liquids sales is primarily based on the cents-per-gallon difference between the sales price we charge our customers and our costs to purchase and deliver propane to our propane distribution locations. Our residential and portable tank exchange customers typically provide us a greater cents-per-gallon margin than our industrial/commercial, agricultural, wholesale and other customers. The wholesale propane price per gallon is subject to various market conditions and may fluctuate based on changes in demand, supply and prices of other energy commodities, primarily crude oil and natural gas as propane prices tend to correlate with the fluctuations of these underlying commodities. We employ risk management activities that attempt to mitigate risks related to the purchasing, selling, storing and transporting of propane.
     Residential customers typically rent their storage tanks from their distributors. Approximately 68% of our residential customers rent their tanks from us. Our rental terms and the fire safety regulations in some states require rented bulk tanks to be filled only by the propane supplier owning the tank. The cost and inconvenience of switching bulk tanks helps minimize a customer’s tendency to switch suppliers of propane on the basis of minor variations in price, helping us minimize customer loss.
     In addition, we generally lease tanks to independent distributors involved with our delivery of propane by portable tank exchange operations. Our owned and independent distributors provide portable tank exchange customers with a national delivery presence that is generally not available from our competitors.
     Some of our propane distribution locations also conduct the retail sale of propane appliances and related parts and fittings, as well as other retail propane related services and consumer products. We also sell gas grills, patio heaters, fireplace and garden accessories, mosquito traps and other outdoor products through our subsidiary, Blue Rhino Global Sourcing, Inc.
Recent Developments
     On February 24, 2009, the board of directors of our general partner declared a second quarter cash distribution of $0.50 per common unit, or $2.00 per common unit on an annualized basis, payable on March 17, 2009 to unitholders of record as of March 10, 2009.
Our Business Strategy
     Maximize operating efficiencies through utilization of our technology platform.
     Our technology platform allows us to efficiently route and schedule our customer deliveries, customer administration and operational workflow for the retail sale and delivery of bulk propane. Currently we operate a retail distribution network using a structure of 157 service centers and 688 service units. Each service center is staffed to provide oversight and management to multiple distribution locations, referred to as service units. The service unit locations utilize hand-held computers and satellite technology to communicate with management personnel who are typically located at the associated service center. We believe this structure and our technology platform, allow us to more efficiently route and schedule customer deliveries and significantly reduce the need for daily on-site management.
     The efficiencies gained from operating our new technology platform allow us to consolidate our management teams at fewer locations, quickly adjust the sales prices to our customers and manage our personnel and vehicle costs more effectively.
     The technology platform has substantially improved the forecasting of our customers’ demand and our routing and scheduling. We also utilize a call center to accept customer calls 24 hours a day seven days a week. These combined capabilities provide us cost savings while improving customer service by reducing customer inconvenience associated with multiple, unnecessary deliveries.

     Capitalize on our national presence and economies of scale.
     We believe our national presence of 871 propane distribution locations in the United States as of July 31, 2008 gives us advantages over our smaller competitors. These advantages include economies of scale in areas such as:
•	product procurement;

•	transportation;

•	fleet purchases;

•	propane customer administration; and

•	general administration.
     We believe that our national presence allows us to be one of the few propane distributors that can competitively serve commercial and portable tank exchange customers on a nationwide basis, including the ability to serve such propane customers through leading home-improvement centers, mass merchants and hardware, grocery and convenience stores. In addition, we believe that our national presence provides us opportunities to make acquisitions of other propane distribution companies whose operations overlap with ours, providing economies of scale and significant cost savings in these markets.
     We also believe that investments in technology similar to ours require both a large scale and a national presence, in order to generate sustainable operational savings to produce a sufficient return on investment. For this reason, we believe our technology platforms provide us with an on-going competitive advantage.
     Expand our operations through disciplined acquisitions and internal growth.
     We expect to continue the expansion of our propane customer base through the acquisition of other propane distributors. We intend to concentrate on acquisition activities in geographical areas within or adjacent to our existing operating areas, and on a selected basis in areas that broaden our geographic coverage. We also intend to focus on acquisitions that can be efficiently combined with our existing propane operations to provide an attractive return on investment after taking into account the economies of scale and cost savings we anticipate will result from those combinations. Our goal is to improve the operations and profitability of the businesses we acquire by integrating them into our established national organization and leveraging our technology platforms to help reduce costs and enhance customer service. We believe that our enhanced operational synergies, improved customer service and ability to better track the financial performance of acquired operations provide us a distinct competitive advantage and better analysis as we consider future acquisition opportunities.
     We believe that we are positioned to successfully compete for growth opportunities within our existing operating regions. Our efforts will be focused on adding density to our existing customer base, providing propane and complementary services to national accounts and other product offerings to existing customer relationships. We also intend to continue expanding our propane distribution operations into several areas to which we have not historically provided propane service. This continued expansion will give us new growth opportunities by leveraging the capabilities of our operating platforms.
     Align employee interests with our investors through significant employee ownership.
     In 1998, we established an employee benefit plan that we believe aligns the interests of our employees with those of our investors. Through the Ferrell Companies, Inc. Employee Stock Ownership Trust, our employees beneficially own approximately 30% of our outstanding common units, allowing them to participate directly in our overall success. We believe this plan is unique in the propane distribution industry and that the entrepreneurial culture fostered by employee-ownership provides us with another distinct competitive advantage.
Our History
     Ferrellgas Partners and the operating partnership are Delaware limited partnerships that were formed in 1994 in connection with the initial public offering of Ferrellgas Partners. Our operations began in 1939 as a single location propane retailer in Atchison, Kansas. Since 1986, we have acquired approximately 175 propane distributors, expanding our operations from coast to coast.

Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp.
     Ferrellgas Partners Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Ferrellgas Partners. Ferrellgas Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of the operating partnership. Both of these entities have nominal assets and do not, and will not in the future, conduct any operations or have any employees. Ferrellgas Partners Finance Corp. is expected to act as co-obligor of future issuances of debt securities of Ferrellgas Partners and Ferrellgas Finance Corp. is expected to act as co-obligor of future issuances of debt securities of the operating partnership, in both cases, so as to allow investment in those debt securities by institutional investors that may not otherwise be able to make such an investment by reason of our structure and the legal investment laws of their states of organization or their charters. You should not expect either Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp. to have the ability to service obligations on those debt securities we may offer in a prospectus supplement.
Our Structure
     The operating partnership accounts for substantially all of our consolidated assets, sales and operating earnings. Ferrellgas Partners is the sole limited partner of the operating partnership with an approximate 99% limited partner interest. Our general partner, Ferrellgas, Inc., performs all of the management functions for us and our subsidiaries, including the operating partnership, Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp. Ferrellgas, Inc. holds a 1% general partner interest in Ferrellgas Partners and also owns an approximate 1% general partner interest in the operating partnership. Our general partner does not receive any management fee in connection with its management of us or our subsidiaries, and does not receive any remuneration for its services as our general partner other than reimbursement for all direct and indirect expenses it incurs in connection with our operations and those of our subsidiaries.
Our Offices
     The address of each of our principal offices is located at 7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210 and the telephone number for each is (913) 661-1500.

RISK FACTORS
     You should consider carefully the risk factors discussed within the section entitled “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended July 31, 2008 and beginning on page 44 of our Quarterly Report on Form 10-Q for the period ended October 31, 2008, which are incorporated by reference in this prospectus supplement, for a discussion of particular factors you should consider before determining whether an investment in any of the securities is appropriate for you. Investing in any of the securities is speculative and involves significant risk. Any of the risks described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2008 or in our Quarterly Report on Form 10-Q for the period ended October 31, 2008 could materially and adversely impair our business, financial condition and operating results. In such case, the trading price, if any, of the securities could decline or you could lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES
     In connection with the registration of debt securities of Ferrellgas Partners, Ferrellgas’ Partners’ historical ratio of earnings to fixed charges for each of the periods indicated below is as follows:

						Six months ended
	Year ended July 31,					January 31,
	2004	2005	2006	2007	2008	2007	2008
Historical	1.2	0.9	1.3	1.4	1.3	0.0	0.4
     In connection with the registration of senior units of Ferrellgas Partners, Ferrellgas Partners’ historical ratio of earnings to combined fixed charges and preference distributions for each of the period indicated below is as follows:

						Six months ended
	Year ended July 31,					January 31,
	2004	2005	2006	2007	2008	2007	2008
Historical	1.1	0.8	1.3	1.4	1.3	0.0	0.4
     In connection with the registration of debt securities of the operating partnership, the operating partnership’s historical ratio of earnings to fixed charges for each of the periods indicated below is as follows:

						Six months ended
	Year ended July 31,					January 31,
	2004	2005	2006	2007	2008	2007	2008
Historical	1.4	1.1	1.7	1.9	1.7	(0.3)	0.2
     The computations above for Ferrellgas Partners include the operating partnership on a consolidated basis. For all of the ratios set forth above, “earnings” is the amount resulting from the sum of:
•	pre-tax income from continuing operations; and

•	fixed charges;
     less:
•	capitalized interest.
The term “fixed charges” means the sum of:
•	interest expensed or capitalized;

•	amortized discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest within lease expense.
The term “combined fixed charges and preference distributions” means the sum of fixed charges and the distribution to the holder of our senior units, if any.

USE OF PROCEEDS
     Ferrellgas Partners and the operating partnership expect to use the net proceeds from the sale of our securities for general business purposes, which, among other things, may include the following:
•	the repayment of outstanding indebtedness;

•	the redemption of any senior units or other securities (other than common units) previously issued;

•	working capital;

•	capital expenditures;

•	acquisitions. or

•	other general business purposes.
     The precise amount and timing of the application of the net proceeds will depend upon our funding requirements and the availability and cost of other funds. We may change the potential uses of the net proceeds in a prospectus supplement.

TAX CONSEQUENCES
     This section discusses material tax consequences that may be relevant to prospective holders of common units, senior units, deferred participation units, warrants or debt securities who are individual citizens or residents of the United States. It is based upon current provisions of the Internal Revenue Code, existing regulations, proposed regulations to the extent noted, and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the actual tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Ferrellgas Partners, L.P. and the operating partnership.
     No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the holders. Moreover, this discussion focuses on holders who are individual citizens or residents of the United States and it has only limited application to corporations, estates, trusts, non-resident aliens or other holders that may be subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Furthermore, this discussion only applies to initial purchasers of common units, senior units, deferred participation units, warrants or debt securities and not to secondary market purchases. Accordingly, we recommend that each prospective holder consult, and depend on, that holder’s own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to that holder of the ownership or disposition of our common units, senior units, deferred participation units, warrants or debt securities.
     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section are, unless otherwise noted, the opinion of Greenberg Traurig LLP, counsel to us and our general partner, and are, to the extent noted herein, based on the accuracy of various factual matters.
     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective holders, other than a ruling we received relating to our taxable year. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this prospectus may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially reduce the prices at which our common units, senior units, deferred participation units, warrants or debt securities trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the holders and our general partner. Furthermore, the tax treatment of us, or of an investment in us or our common units, senior units, deferred participation units, warrants or debt securities, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
Partnership Status
     A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account that partner’s allocable share of items of income, gain, loss and deduction of the partnership in computing that partner’s federal income tax liability, regardless of whether cash distributions are made. In most cases, distributions by a partnership to a partner are not taxable unless the amount of any cash distributed is in excess of the partner’s adjusted basis in that partner’s partnership interest.
     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” “Qualifying income” includes income and gains from the processing, refining, transportation and marketing of crude oil, industrial source carbon dioxide, natural gas and products thereof, including the transportation and retail and wholesale marketing of propane. Other types of “ qualifying income” include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We believe that more than 90% of our income has been, and will be, within one or more categories of income that are “qualifying income.” The portion of our income that is “qualifying income” can change from time to time.
     No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we rely on the opinion of Greenberg Traurig LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions, we and our operating partnership will each be classified as a partnership for federal income tax purposes so long as:
•	we do not elect to be treated as a corporation; and

•	for each taxable year, more than 90% of our gross income has been, and continues to be, “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.
     Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and as if we had then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets and should be tax-free to a holder so long as that holder does not have liabilities allocated to that holder in excess of the tax basis in that holder’s common or preferred units. Thereafter, we would be treated as a corporation for federal income tax purposes.
     If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a holder of our common units, senior units, or deferred participation units would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits or any amount in excess of earnings and profits) a nontaxable return of capital to the extent of the tax basis in that holder’s common units, senior units, or deferred participation units or taxable capital gain (after the tax basis in that holder’s common units, senior units, or deferred participation units is reduced to zero). Accordingly, treatment of us as a corporation would result in a material reduction in a holder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of our common units, senior units, or deferred participation units.
     The discussion below assumes that we will be treated as a partnership for federal income tax purposes.
Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units
     Limited Partner Status
     Holders who have become our limited partners will be treated as our partners for U.S. federal income tax purposes. Also:
•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

•	holders whose common units, senior units, or deferred participation units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common or preferred units;
will be treated as our partners for federal income tax purposes. Assignees of common units, senior units, or deferred participation units, who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, may not be treated as one of our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of common units, senior units, or deferred participation units, who does not execute and deliver a transfer application may not receive particular federal income tax information or reports furnished to record holders of common units, senior units, or deferred participation units unless our common units, senior units, or deferred participation units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common and preferred units.
     A beneficial owner of common units, senior units, or deferred participation units whose common units, senior units, or deferred participation units have been transferred to a short seller to complete a short sale would appear to lose its status as one of our partners with respect to those common or preferred units for federal income tax purposes. See “—Treatment of Short Sales.”
     No portion of our income, gains, deductions or losses is reportable by a holder who is not one of our partners for federal income tax purposes, and any cash distributions received by a holder who is not one of our partners for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to the consequences of holding our common units, senior units, or deferred participation units for federal income tax purposes.
     The following discussion assumes that a holder is treated as one of our partners.

     Flow-through of Taxable Income
     A partnership is not subject to federal income tax, but is required to file a partnership information tax return each year. Each holder will be required to take into account, in computing the holder’s income tax liability, the holder’s distributive share (as determined by the partnership and reported on Schedule K-1 to Form 1065) of all items of our net profits, losses, credits and items of tax preference for any of our taxable years ending within or with the taxable year of the holder without regard to whether the holder has received or will receive any cash distributions from us. Thus, a holder may be subject to tax if we have net income even though no corresponding cash distribution is made. Our taxable year is the calendar year.
     Treatment of Partnership Distributions
     Except as described below, our distributions to a holder will not be taxable to that holder for federal income tax purposes to the extent of the tax basis in that holder’s common units, senior units, or deferred participation units immediately before the distribution. Except as described below, our cash distributions in excess of a holder’s tax basis will be considered to be gain from the sale or exchange of our common units, senior units, or deferred participation units, taxable in accordance with the rules described under “—Disposition of Common Units, Senior Units, and Deferred Participation Units “ below. Any reduction in a holder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, which are known as “nonrecourse liabilities,” will be treated as a distribution of cash to that holder. To the extent that our distributions cause a holder’s “at risk” amount to be less than zero at the end of any taxable year, that holder must recapture any losses deducted in previous years. See "—Limitations on Deductibility of Partnership Losses.”
     A decrease in a holder’s percentage interest in us because of our issuance of additional common units, senior units, or deferred participation units will decrease that holder’s share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a holder, regardless of the tax basis in that holder’s common units, senior units, or deferred participation units, if the distribution reduces the holder’s share of our “unrealized receivables,” including depreciation recapture, and substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code and collectively referred to as “Section 751 Assets.” To that extent, the holder will be treated as having been distributed that holder’s proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to that holder. This latter deemed exchange will result in the holder’s realization of ordinary income which will equal the excess of:
•	the non-pro rata portion of that distribution; over

•	the holder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.
     Ratio of Taxable Income to Cash Distributions
     We estimate that a holder who:
•	acquires the common units, senior units, or deferred participation units; and

•	owns those common units, senior units, or deferred participation units through the period ending on the record date for the cash distribution payable for the fiscal quarter ended October 31, 2011, will be allocated, on a cumulative basis, an amount of federal taxable income that will be less than 10% of the cumulative cash distributed to such holder for that period. The taxable income allocable to a holder for subsequent periods may constitute an increasing percentage of distributable cash. These estimates are based upon many assumptions regarding our business and operations, including assumptions about weather conditions in our area of operations, capital expenditures, cash flows and anticipated cash distributions. These estimates and our assumptions are subject to numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, these estimates are based on current tax law and tax reporting positions with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower and any differences could materially affect the value of our common units, senior units, or deferred participation units.
     Basis of Common Units, Senior Units, and Deferred Participation Units
     A holder will have an initial tax basis for its common units, senior units, or deferred participation units equal to the amount that holder paid for our common units, senior units, or deferred participation units plus that holder’s share of our nonrecourse liabilities. That basis will be increased by that holder’s share of our income and by any increases in that holder’s share of our nonrecourse liabilities. The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest consisting of the partner’s combined interests. That basis will be decreased, but not below zero, by distributions that that holder receives from us, by that holder’s share of our losses, by any decreases in that holder’s share of our nonrecourse liabilities and by that holder’s share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A holder will have no share of our debt which is recourse to our general partner, but will have a share, primarily based on that holder’s share of profits, of our nonrecourse liabilities. See “—Disposition of Common Units, Senior Units and Deferred Participation Units —Recognition of Gain or Loss.”
     Limitations on Deductibility of Partnership Losses
     The deduction by a holder of that holder’s share of our losses will be limited to the holder’s tax basis in its common units, senior units, or deferred participation units and, in the case of an individual holder or a corporate holder (if more than 50% of the value of the corporate holder’s stock is owned directly or indirectly by five or fewer individuals or particular tax-exempt organizations), to the amount for which the holder is considered to be “at risk” with respect to our activities, if that is less than the holder’s tax basis. A holder must recapture losses deducted in previous years to the extent that our distributions cause that holder’s “at risk” amount to be less than zero at the end of any taxable year. Losses disallowed to a holder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the holder’s tax basis or “at risk” amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of our common units, senior units, or deferred participation units, any gain recognized by a holder can be offset by losses that were previously suspended by the “at risk” limitation but may not be offset by losses suspended by the basis limitation. Any excess loss, above such gain, previously suspended by the “at risk” or basis limitations would no longer be utilizable.
     Subject to each holder’s specific tax situation, a holder will be “at risk” to the extent of the tax basis in that holder’s common units, senior units, or deferred participation units, excluding any portion of that basis attributable to that holder’s share of our nonrecourse liabilities, reduced by any amount of money the holder borrows to acquire or hold that holder’s common units, senior units, or deferred participation units if the lender of such borrowed funds owns an interest in us, is related to the holder or can look only to the common units, senior units, or deferred participation units for repayment. A holder’s “at risk” amount will increase or decrease as the tax basis of the holder’s common units, senior units, or deferred participation units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in that holder’s share of our nonrecourse liabilities.
     The passive loss limitations provide that individuals, estates, trusts and specific closely held corporations and personal service corporations can deduct losses from passive activities (which for the most part consist of activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a holder’s share of our income may be deducted in full when that holder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the “at risk” rules and the basis limitation.
     A holder’s share of our net income may be offset by any suspended passive losses from us, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued, which would characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.
     Limitations on Interest Deductions
     The deductibility of a non-corporate taxpayer’s “investment interest expense” is limited to the amount of such taxpayer’s “net investment income.” As noted, a holder’s net passive income from us will be treated as investment income for this purpose. In addition, the holder’s share of our portfolio income will be treated as investment income. Investment interest expense includes:
•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

     The computation of a holder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry common units, senior units, or deferred participation units. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but in most cases does not include gains attributable to the disposition of property held for investment.
     Allocation of Partnership Income, Gain, Loss and Deduction
     If we have a net profit, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated among our general partner and the holders in accordance with their respective percentage interests in us. At any time that cash distributions are made to the holders of our senior units and our incentive distribution rights or a disproportionate distribution is made to a holder of our common units, senior units, or deferred participation units, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated first, to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, as maintained under our partnership agreements, and, second, to our general partner.
     Various items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner or any other person contributing property to us, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time that we initially issued the common and preferred units offered pursuant to this prospectus. In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of such gain as recapture income to minimize the recognition of ordinary income by some holders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.
     Greenberg Traurig LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election” and “—Disposition of Common Units, Senior Units and Deferred Participation Units —Allocations Between Transferors and Transferees,” the allocations in the partnership agreement of Ferrellgas Partners will be given effect for federal income tax purposes in determining how our income, gain, loss or deduction will be allocated among the holders of its outstanding equity.
     Substantial Economic Effect
     Under Treasury Regulations, an allocation will be respected by the IRS only if it meets any one of the following: (i) the allocation has “substantial economic effect”; (ii) the allocation is in accordance with the partners’ interests in the partnership; or, (iii) the allocation is deemed to be in accordance with the partners’ interests in the partnership. Any allocation which fails to satisfy at least one of these three tests will be reallocated in accordance with the partners’ interests in the partnership as defined in the Treasury Regulations.
     The Treasury Regulations set forth a two part analysis to determine whether an allocation has “substantial economic effect.” First, the allocation must have “economic effect.” In other words, the allocation must be consistent with the underlying economic arrangement of the partners. If there is an economic benefit or burden that corresponds to the allocation, the partner receiving such an allocation should benefit from the economic benefit or bear the economic burden. Normally, economic effect will be present only if the partners’ capital accounts are determined and maintained as required by the Treasury Regulations.
     Liquidation proceeds must be distributed in accordance with the partners’ positive capital account balances (after certain adjustments). Additionally, if partners are not required to restore any deficit capital account balance, no loss or deduction may be allocated to a partner if such allocation would create a deficit balance in such partner’s capital account in excess of the amount such partner is obligated to restore to the partnership or is treated as required to restore to the partnership, and the partnership agreement must contain a “qualified income offset,” requiring that if a partner who unexpectedly receives an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Section 1.704 1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit in such partner’s capital account, such partner will be allocated items of net profits and gain (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.
     Second, the economic effect must be “substantial.” Substantiality is present if there is a reasonable possibility that the allocation will substantially affect the dollar amounts to be received by a partner independent of his tax consequences. If a shifting of tax attributes results in little or no change to the partner’s capital accounts, or if the shift is merely transitory, they will not be recognized. Thus, if the allocation causes a shift in tax consequences that is disproportionately large in relation to the shift in economic consequence, there is a presumption that the economic effect of the allocation is not substantial and such allocation will be disregarded (and the partnership items will therefore be apportioned according to the partners’ respective interests).
     The Treasury Regulations contain several exceptions and qualifications. For example, if a partnership allocation fails the above “economic effect” test, it may still be recognized if it meets the “economic effect equivalence” test. An allocation will be viewed as having economic effect if the agreement among the partners would in all cases produce the same results as the requirements outlined above. Further, there are also several exceptions, which come into play where the partner does not have an absolute obligation to restore a negative capital account.
     Entity-Level Collections
     If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any holder or the general partner or any former holder, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the holder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current holders. We are authorized to amend the partnership agreement of Ferrellgas Partners in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units, senior units, or deferred participation units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under that partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a holder in which event the holder could file a claim for credit or refund.
     Treatment of Short Sales
     A holder whose common units, senior units, or deferred participation units are loaned to a “short seller” to cover a short sale of common units, senior units, or deferred participation units may be considered as having disposed of ownership of those common units, senior units, or deferred participation units. If so, that holder would no longer be a partner with respect to those common units, senior units, or deferred participation units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:
•	any of our income, gain, loss or deduction with respect to those common units, senior units, or deferred participation units would not be reportable by the holder;

•	any cash distributions received by the holder with respect to those common units, senior units, or deferred participation units would be fully taxable; and

•	all of such distributions would appear to be treated as ordinary income.
     Greenberg Traurig LLP has not rendered an opinion regarding the treatment of a holder whose common units, senior units, or deferred participation units are loaned to a short seller; therefore, holders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common or preferred units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See “—Disposition of Common Units, Senior Units and Deferred Participation Units —Recognition of Gain or Loss.”
     Certain Re-acquisitions of Debt Securities
     If we or an entity related to us re-acquire one of our outstanding debt securities after December 31, 2008 and before January 1, 2011, whether in an actual exchange or by significantly modifying the debt, for an amount that is less than the adjusted issue price of such debt security, any resulting cancellation-of-debt (COD) income is deferred for up to five years for re-acquisitions occurring during 2009, and up to four years for re-acquisitions occurring in 2010. After this period of initial deferral, the COD Income is included in income ratably over the following five-year period. Therefore, in some cases, we may not recognize all of the COD Income until 10 years after the date on which the reacquisition occurred. If we elect to recognize COD income on such a re-acquisition of our debt securities during the specified period, and the new or modified debt security has original issue discount as a result of such re-acquisition, we may have to defer deductions for some or all of such original issue discount for the deferral period. Any income deferred pursuant to this election will be allocated to each holder immediately before the re-acquisition in a manner that such deferred amounts would have been included in the holder’s distributive share under Section 704 of the Code if such income were recognized at such time. Any decrease in a holder’s share of our liabilities as a result of such an event will not be taken into account for purposes of Code Section 752 at the time of cancellation of debt to the extent it would cause the holder to recognize gain under Code Section 731. Any decrease in our liabilities that was so deferred will be taken into account by the holders at the end of the deferral period for the COD income.
     Prospective holders should consult with their tax advisors as to the impact of an investment in common units, senior units, or deferred participation units on their liability for the alternative minimum tax.
     Alternative Minimum Tax
     This discussion only addresses the alternative minimum tax as it applies to non-corporate taxpayers (and to shareholders of an S corporation). Each holder will be required to take into account that holder’s distributive share of any of our items of income, gain, loss or deduction for purposes of the alternative minimum tax. The first step in determining a taxpayer’s alternative minimum tax liability, if any, is calculation of the taxpayer’s alternative minimum taxable income. Alternative minimum taxable income is computed by adjusting the taxpayer’s taxable income in accordance with the rules set forth in Sections 55, 56 and 58 of the Code, and by increasing the resulting amount by the taxpayer’s items of tax preference described in Section 57 of the Code. Alternative minimum taxable income is then reduced by a specified exemption amount and by the taxpayer’s alternative minimum tax foreign tax credit for the taxable year. For taxable years beginning in 2009, the exemption amounts are $70,950 for married couples filing joint returns, $46,700 for single individuals, and $34,975 for married persons filing separate returns and estates and trusts. The exemption is phased out above certain alternative minimum taxable income levels: $150,000 for married taxpayers filing joint returns, $112,500 for single taxpayers, and $75,000 for married taxpayers filing separate returns and estates and trusts.
     For 2009, the alternative minimum tax rate is 26% on the amount of the taxpayer’s alternative minimum taxable income, which does not exceed $175,000 (after taking into account the exemption amount) and 28% on the amount exceeding $175,000. A taxpayer is only required to pay an alternative minimum tax liability to the extent that the amount of that liability exceeds the liability, which the taxpayer would otherwise have for the regular federal income tax.
     Prospective holders should consult with their tax advisors as to the impact of an investment in common units, senior units, or deferred participation units on their liability for the alternative minimum tax.
     Tax Rates
     The highest marginal United States federal income tax rate for individuals for 2009 is 35% and the maximum United States federal income tax rate for net capital gains of an individual that are recognized prior to January 1, 2011 is 15%, if the asset disposed of was held for more than 12 months at the time of disposition. It is possible that these rates will change in the near future.
     Section 754 Election
     We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election permits us to adjust common units, senior units, or deferred participation units purchaser’s tax basis in our assets under Section 743(b) of the Internal Revenue Code to reflect that holder’s purchase price when common units, senior units, or deferred participation units are purchased from a holder thereof. The Section 743(b) adjustment applies only to a person who purchases common units, senior units, or deferred participation units from a holder of common units, senior units, or deferred participation units (including a person who purchases the common units, senior units, or deferred participation units offered pursuant to this registration statement) and not pursuant to an initial offering by us. The effect of the Section 743(b) adjustment to a person buying the common units, senior units, or deferred participation units offered herein will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase.
     The calculations that are required to determine a Section 743(b) adjustment are made additionally complex because common units, senior units, or deferred participation units held by the public have been issued pursuant to multiple offerings. For example, particular regulations require that the portion of the Section 743(b) adjustment that eliminates the effect of any unamortized difference in “book” and tax basis of recovery property to the holder of such common units, senior units, or deferred participation units be depreciated over the remaining recovery period of that property, but Treasury Regulation Section 1.167(c)-1(a)(6) may require that any such difference in “book” and tax basis of other property be depreciated over a different period. In addition, the holder of common units, senior units, or deferred participation units, other than a holder who purchased such common units, senior units, or deferred participation units pursuant to an initial offering by us, may be entitled by reason of a Section 743(b) adjustment to amortization deductions in respect of property to which the traditional method of eliminating differences in “book” and tax basis applies but to which the holder of a common or preferred unit that is sold in an initial offering will not be entitled.
     Because we cannot match transferors and transferees of common units, senior units, or deferred participation units, uniformity of the economic and tax characteristics of our common units, senior units, or deferred participation units to a purchaser of such common units, senior units, or deferred participation units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. Under the partnership agreement of Ferrellgas Partners, our general partner is authorized to take a position to preserve our ability to determine the tax attributes of common units, senior units, or deferred participation units from the date of purchase and the amount that is paid therefore even if that position is not consistent with the Treasury Regulations.
     We intend to depreciate the portion of a Section 743(b) adjustment attributable to any unamortized difference between the “book” and tax basis of an asset in respect of which we use the remedial method in a manner that is consistent with the regulations under Section 743 of the Internal Revenue Code as to recovery property in respect of which the remedial allocation method is adopted. Such method is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position which may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. In addition, if common units, senior units, or deferred participation units held by the public other than those that are sold in an initial offering by us are entitled to different treatment in respect of property as to which we are using the traditional method of eliminating differences in “book” and tax basis, we may also take a position that results in lower annual deductions to some or all of our holders than might otherwise be available. Greenberg Traurig LLP is unable to opine as to the validity of any position that is described in this paragraph because there is no clear applicable authority.
     A Section 754 election is advantageous if the tax basis in a transferee’s common units, senior units, or deferred participation units is higher than such common units, senior units, or deferred participation units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in its share of our assets for purposes of calculating, among other items, the transferee’s depreciation and amortization deductions and the transferee’s share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in such common units, senior units, or deferred participation units is lower than such common units, senior units, or deferred participation units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of our common units, senior units, or deferred participation units may be affected either favorably or adversely by the election.
     The calculations involved in the Section 754 election are complex and will be made by us on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is amortizable over a longer period of time or under a less accelerated method than most of our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of common units, senior units, or deferred participation units may be allocated more income than that purchaser would have been allocated had the election not been revoked.
Tax Treatment of Our Operations
     Accounting Method and Taxable Year
     We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Under the accrual method, we will recognize as income items such as rentals and interest as and when earned whether or not they are received. Each holder will be required to include in income that holder’s share of our income, gain, loss and deduction for our taxable year ending within or with that holder’s taxable year. In addition, a holder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units, senior units, or deferred participation units following the close of our taxable year but before the close of its taxable year must include that holder’s share of our income, gain, loss and deduction in income for its taxable year, with the result that that holder will be required to include in income for its taxable year that holder’s share of more than one year of our income, gain, loss and deduction. See “—Disposition of Common Units, Senior Units and Deferred Participation Units —Allocations Between Transferors and Transferees.”
     Initial Tax Basis, Depreciation and Amortization
     We will use the tax basis of our various assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. Assets that we acquired from our general partner in connection with our formation initially had an aggregate tax basis equal to the tax basis of the assets in the possession of the general partner immediately prior to our formation. The majority of the assets that we acquired after our formation had an initial tax basis equal to their cost, however some of our assets were contributed to us and had an initial tax basis equal to the contributor’s tax basis in those assets immediately prior to such contribution. The federal income tax burden associated with the difference between the fair market value of our property and its tax basis immediately prior to an initial offering by us will be borne by holders holding interests in us prior to that offering. See “—Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units—Allocation of Partnership Income, Gain, Loss and Deduction.”
     We may elect to use permitted depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we acquire or construct in the future may be depreciated using accelerated methods permitted by the Internal Revenue Code. The Code provides for a “bonus” depreciation of 50% (or 30% if the taxpayer so elects) of the adjusted basis of certain qualified property in the taxable year in which it is placed in service. Property is qualified property for this purpose if, among other things, its original use began with the taxpayer and it is placed in service before January 1, 2010. A taxpayer may, however, choose to use a straight line method of depreciation for the entire recovery period. In order to elect out of the “bonus” depreciation with respect to property in a class the election must apply to all property in that class placed in service during the taxable year. Up and until the tax year of 2008, we have not used the “bonus” depreciation method; however, we may decide to use it in the future.
     If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a holder who has taken cost recovery or depreciation deductions with respect to property owned by us may be required to recapture such deductions as ordinary income upon a sale of that holder’s interest in us. See “—Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units—Allocation of Partnership Income, Gain, Loss and Deduction” and “—Disposition of Common Units, Senior Units and Deferred Participation Units —Recognition of Gain or Loss.”
     The costs that we incurred in our organization have previously been amortized over a period of 60 months. The costs incurred in selling our common units, senior units, or deferred participation units i.e., syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which have previously been amortized by us over a period of 60 months, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.
     Valuation and Tax Basis of our Properties
     The federal income tax consequences of the ownership and disposition of common units, senior units, or deferred participation units will depend in part on our estimates of the fair market values, and determinations of the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates of value and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates and determinations of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by holders might change, and holders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Common Units, Senior Units, and Deferred Participation Units
     Recognition of Gain or Loss
     Gain or loss will be recognized on a sale of common units, senior units, or deferred participation units equal to the difference between the amount realized and the holder’s tax basis for the common units, senior units, or deferred participation units sold. A holder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus that holder’s share of our nonrecourse liabilities. Because the amount realized includes a holder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units, senior units, or deferred participation units could result in a tax liability in excess of any cash received from such sale. Prior distributions from us in excess of cumulative net taxable income in respect of common units, senior units, or deferred participation units which decreased a holder’s tax basis in such common units, senior units, or deferred participation units will, in effect, become taxable income if our common units, senior units, or deferred participation units are sold at a price greater than the holder’s tax basis in such common units, senior units, or deferred participation units, even if the price is less than that holder’s original cost.
     Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment attributable to an amortizable intangible asset described in Section 197 of the Internal Revenue Code after a sale of common units, senior units, or deferred participation units, a holder could realize additional gain from the sale of common units, senior units, or deferred participation units than had such convention been respected. See “—Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units—Section 754 Election.” In that case, the holder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to that holder of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other holders.
     Except as noted below, gain or loss recognized by a holder, other than a “dealer” in common units, senior units, or deferred participation units, on the sale or exchange of common units, senior units, or deferred participation units will be taxable as capital gain or loss. Capital gain recognized on the sale of common units, senior units, or deferred participation units held for more than 12 months will be taxed at a maximum rate of 15% for sales occurring prior to January 1, 2011. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” owned by us. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of our common units, senior units, or deferred participation units and may be recognized even if there is a net taxable loss realized on the sale of our common units, senior units, or deferred participation units. Thus, a holder may recognize both ordinary income and a capital loss upon a disposition of common units, senior units, or deferred participation units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.
     The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling holder who can identify common units, senior units, or deferred participation units transferred with an ascertainable holding period to elect to use the actual holding period of the common units, senior units, or deferred participation units transferred. Thus, according to the ruling, a holder of common units, senior units, or deferred participation units will be unable to select high or low basis common units, senior units, or deferred participation units to sell, but, under the regulations, may designate specific common units, senior units, or deferred participation units sold for purposes of determining the holding period of the common units, senior units, or deferred participation units sold. A holder electing to use the actual holding period of common units, senior units, or deferred participation units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units, senior units, or deferred participation units. A holder considering the purchase of additional common units, senior units, or deferred participation units or a sale of common units, senior units, or deferred participation units purchased in separate transactions should consult that holder’s tax advisor as to the possible consequences of this ruling and application of the regulations.
     The Internal Revenue Code treats a taxpayer as having sold a partnership interest, such as our common units, senior units, or deferred participation units, in which gain would be recognized if it were actually sold at its fair market value, if the taxpayer or related persons enters into:
•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.
     Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.
     Allocations Between Transferors and Transferees
     In most cases, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the holders in proportion to the number of common units, senior units, or deferred participation units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the holders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a holder transferring common units, senior units, or deferred participation units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

     The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Greenberg Traurig LLP is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of common or preferred units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the holder’s interest, our taxable income or losses might be reallocated among the holders. We are authorized to revise our method of allocation between transferors and transferees, as well as among holders whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.
     A holder who owns common units, senior units, or deferred participation units at any time during a quarter and who disposes of such common units, senior units, or deferred participation units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to such quarter but will not be entitled to receive that cash distribution.
     Notification Requirements
     A holder who sells or exchanges common units, senior units, or deferred participation units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish specific information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who causes the sale or exchange through a broker. Additionally, a transferor and a transferee of common units, senior units, or deferred participation units will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common units, senior units, or deferred participation units. A holder who fails to inform us of a transfer of the holder’s common units, senior units or deferred participation units in accordance with the rules described above is liable for a penalty of $50 per unreported transfer with an annual maximum penalty of $100,000. Each such statement must contain the following: (i) the names, addresses and taxpayer identification numbers of the transferee and transferor involved in the exchange and (ii) the date of the sale or exchange.
     Constructive Termination
     We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of us will result in the closing of our taxable year for all holders. In the case of a holder reporting on a taxable year other than a year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in that holder’s taxable income for the year of our termination. New tax elections required to be made by us, including a new election under Section 754 of the Internal Revenue Code, must be made subsequent to a termination, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted prior to the termination.
Tax Treatment of Tax Exempt Holders of Common Units, Senior Units and Deferred Participation Units
     Ownership of common units, senior units, or deferred participation units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may substantially increase the tax liability and requirements imposed on such persons.
     The income earned by a tax exempt entity, including a qualified employee pension or profit sharing trust or an individual retirement account, is generally exempt from taxation. However, gross Unrelated Business Taxable Income, or UBTI, of a tax exempt entity is subject to tax to the extent that, when combined with all other gross UBTI of the tax exempt entity for a taxable year, it exceeds all deductions attributable to the UBTI plus $1,000 during the taxable year. Such UBTI will be taxable at ordinary income rates and may be subject to the alternative minimum tax. Virtually all of the taxable income derived by such an organization from the ownership of common units, senior units, or deferred participation units will be unrelated business taxable income and thus will be taxable to such a holder. If the gross income taken into account in computing UBTI exceeds $1,000, the tax exempt entity is obligated to file a tax return for such year on IRS Form 990 T.
     A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

     Gift of Common Units, Senior Units, or Deferred Participation Units
     In general, no gain or loss should be recognized on a gift of common units, senior units, or deferred participation units, although there may be federal gift tax imposed on such gift. However, a gift of common units, senior units, or deferred participation units encumbered by debt (including debt incurred by the gifting holder to acquire the common units, senior units, or deferred participation units and debt incurred by us that is included in the gifting holder’s basis in his or her common units, senior units, or deferred participation units) can result in the recognition of gain, but never loss, and federal income tax (as well as federal gift tax) liability to the donor. A gift of common units, senior units, or deferred participation units encumbered by debt generally results in a decrease in the gifting holder’s allocable share of liabilities if the donee accepts the common units, senior units, or deferred participation units subject to the debt or assumes the liabilities of the gifting holder. If the amount of the decrease in liabilities exceeds the holder’s adjusted basis in his or her common units, senior units, or deferred participation units, the transaction should be treated as a part gift and part sale transaction, resulting in taxable gain to the extent the amount of liabilities exceeds adjusted basis in the common units, senior units, or deferred participation units. To the extent some of the gain is attributable to the holder’s share of “substantially appreciated inventory items” and “unrealized receivables,” such gain will be taxed as ordinary income. Since the tax consequences of any gift or transfer will depend upon the particular circumstances and upon the individuals or organizations involved in the transaction, before making any gift of common units, senior units or deferred participation units, a holder should consult his or her tax advisor as to the consequences of such a gift and as to the basis of the common units, senior units or deferred participation units in the hands of his or her successor.
     Death of Partner
     If a holder dies, the fair market value of his or her common units, senior units, or deferred participation units at death (or, if elected, at the alternate valuation date) will be subject to federal estate taxation. Under present law, the death of a holder does not result in a sale or exchange giving rise to a federal income tax. It is not clear what the tax consequences are if the decedent’s proportionate share of our liabilities exceeds the adjusted basis of his or her common units, senior units, or deferred participation units at death. In this event, some gain may be recognized to the decedent or his estate upon the distribution of the common units, senior units, or deferred participation units to the extent of such excess. The cost or other basis of the common units, senior units, or deferred participation units inherited from the decedent generally is “stepped up” or “stepped down” to its fair market value for federal income tax purposes.
     Non-U.S. Holders
     A holder of common units, senior units, or deferred participation units is considered a “non-U.S. holder” for purposes of this discussion if he or she is a beneficial owner of common units, preferred units or deferred participation units and is not a “U.S. holder” or a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).
     Non-resident aliens and foreign corporations, trusts or estates which hold common units, senior units, or deferred participation units will be considered to be engaged in business in the United States on account of ownership of common units, senior units, or deferred participation units. As a consequence, they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Moreover, under rules applicable to publicly-traded partnerships, we will withhold at the highest effective tax rate applicable to individuals from cash distributions made quarterly to foreign holders. Each foreign holder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.
     In addition, because a foreign corporation which owns common units, senior units, or deferred participation units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain (as adjusted for changes in the foreign corporation’s “U.S. net equity”) which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate holder is a “qualified resident.” In addition, such a holder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.
     Under a ruling of the IRS, a foreign holder who sells or otherwise disposes of common units, senior units, or deferred participation units will be subject to federal income tax on gain realized on the disposition of such common units, senior units, or deferred participation units to the extent that such gain is effectively connected with a United States trade or business of the foreign holder. Apart from the ruling, a foreign holder will not be taxed upon the disposition of common units, senior units, or deferred participation units if that foreign holder has held less than 5% in value of our common units, senior units, or deferred participation units during the five-year period ending on the date of the disposition and if our common units, senior units, or deferred participation units are regularly traded on an established securities market at the time of the disposition.
Administrative Matters
     Information Returns and Audit Procedures
     We intend to furnish to each holder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which sets forth each holder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which in most cases will not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the holder’s share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. We cannot assure prospective holders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of our common units, senior units, or deferred participation units.
     The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each holder to adjust a prior year’s tax liability, and possibly may result in an audit of the holder’s own return. Any audit of a holder’s return could result in adjustments not related to our returns as well as those related to our returns.
     In most respects, partnerships are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreements appoint our general partner as our Tax Matters Partner.
     The Tax Matters Partner will file our tax returns using the accrual method of accounting and will adopt the calendar year as our taxable year. Holders will be required to file their returns consistently with the information provided on our informational return or notify the IRS of any inconsistency. A failure to notify the IRS of an inconsistent position allows the IRS automatically to assess and collect the tax, if any, attributable to the inconsistent treatment. With certain exceptions, a penalty will be assessed for each month or fraction thereof (up to a maximum of twelve months) that a partnership return is filed either late or incomplete. The monthly penalty is equal to $89 multiplied by the number of our partners during the year for which the return is due.
     With certain exceptions, a penalty will be assessed if we fail to furnish to the holders a correct Schedule K 1 to our federal income tax return on or before the prescribed due date (including any extension thereof). The penalty is equal to $50 multiplied by the number of our partners not furnished a correct Schedule K 1 on or before the prescribed due date (including any extension thereof), with a maximum penalty of $100,000 per calendar year.
     The Tax Matters Partner will make various elections on our behalf and on behalf of the holders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against holders for items in our returns. The Tax Matters Partner may bind a holder with less than a 1% profits interest in us to a settlement with the IRS unless that holder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the holders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any holder having at least a 1% interest in our profits and by the holders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each holder with an interest in the outcome may participate.
     A holder must file a statement with the IRS identifying the treatment of any item on that holder’s federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a holder to substantial penalties.
     Nominee Reporting
     Persons who hold an interest in us as a nominee for another person are required to furnish to us:
•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:
•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;
•	the amount and description of common units, senior units, or deferred participation units held, acquired or transferred for the beneficial owner; and

•	particular information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.
     Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units, senior units, or deferred participation units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report this information to us. The nominee is required to supply the beneficial owner of our common units, senior units, or deferred participation units with the information furnished to us.
Partnership Anti Abuse Rules
     Treasury Regulations known as the “Anti-Abuse Rules” purportedly grant authority to the IRS to re-characterize certain transactions to the extent that it is determined that the utilization of partnerships is inconsistent with the intent of the federal partnership tax rules. Under these Anti Abuse Rules, the IRS may, under certain circumstances, (i) recast transactions which attempt to use the partnership form of ownership, or (ii) otherwise treat the partnership as an aggregation of its partners rather than a distinct separate entity, as appropriate in order to carry out the purposes of the partnership tax rules. The Anti Abuse Rules also provide that the authority to re-characterize transactions is limited to circumstances under which the tax characterization by the taxpayer is not, based on all facts and circumstances, clearly contemplated under the Code or the applicable Treasury Regulations.
     These Anti Abuse Rules are intended to impact only a small number of transactions, which improperly utilize partnership tax rules. It is therefore not anticipated that we and/or the transactions contemplated herein will be affected by the promulgation or administration of these Anti Abuse Rules. In light of the broad language incorporated in these Regulations, however, no assurance can be given that the IRS will not attempt to utilize the Anti Abuse Rules to alter, in whole or part, the tax consequences described herein with regard to an investment in us.
State, Local And Other Tax Consequences
     In addition to federal income taxes, holders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective holder should consider their potential impact on that holder’s investment in common units, senior units, and deferred participation units. We currently conduct business in 50 states and Puerto Rico. A holder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require that we, or we may elect to, withhold a percentage of income from amounts to be distributed to a holder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular holder’s income tax liability to the state, does not relieve the non-resident holder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to holders for purposes of determining the amounts distributed by us. See “—Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units—Entity-Level Collections.” Based on current law and our estimate of future operations, we anticipate that any amounts required to be withheld will not be material.
     It is the responsibility of each holder to investigate the legal and tax consequences under the laws of pertinent states and localities of that holder’s investment in us. Accordingly, each prospective holder should consult, and must depend upon, that holder’s own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each holder to file all state and local, as well as U.S. federal, tax returns that may be required of such holder. Greenberg Traurig LLP has not rendered an opinion on the state or local tax consequences of an investment in us.
Tax Treatment of Holders of Warrants
     In general, a holder of a warrant is not treated as owning a direct equity interest in the grantor of the warrant unless and until the warrant is physically exercised. Nevertheless, if a warrant is “deep-in-the-money” at the time of issuance, the holder of the warrant is generally viewed as holding directly the underlying property. Specifically, in the context of warrants on partnership interests, the IRS issued proposed regulations in 2003, which contain a two-part test to determine whether a warrant will be re-characterized as a partnership interest. They require that both of the following tests be met: (i)

the holder must have rights substantially similar to the rights afforded to a partner; and (ii) there must be a strong likelihood that failure to treat the warrant holder as a partner would result in a substantial reduction in aggregate tax liabilities.
     It is unclear whether these proposed regulations would apply to our warrants or whether the warrants will be treated as “deep-in-the-money.” In either case, if the IRS determines that the holders of the warrants should be treated as holding a direct interest in us, the tax consequences discussed above in the section entitled “Tax Treatment of Holders of Common Units, Senior Units and Deferred Participation Units” may apply to such holders. Holders of warrants should consult their own tax advisers regarding the possible re-characterization of the warrants as partnership interests.
     The discussion that follows assumes that the warrants are not treated as direct partnership interest in us and are respected as options for U.S. federal income tax purposes. The following discussion also assumes that the warrants can only be physically exercised (i.e., with delivery of the underlying property).
     Tax Treatment of Standalone Warrants
     In general, the issuance of warrants by us would not result in any tax consequences to the holder until the warrants are sold, exchanged, lapse or otherwise disposed of. Thus, upon issuance of a warrant, a holder of a warrant is not allowed a deduction for the premium paid to purchase the warrant.
     A holder of a warrant will generally recognizes gain or loss upon a sale, exchange, or other disposition of the warrant equal to the amount realized on the warrant minus the premium paid for the warrant and any related costs. If a warrant lapses without exercise, the holder will simply be allowed a deduction for the premium (and any related costs) at the time of lapse. Gain or loss from the sale, exchange, or lapse of a warrant is treated as gain or loss from the sale or exchange of property which has the same character as the property to which the option relates in the hands of the holder. Thus, the character of gains and losses on the warrant is determined in accordance with the character of the underlying property in the hands of the holder. Certain early terminations of a warrant will give rise to capital gains or losses to the extent that the underlying property is also capital in the hands of the holder.
     When a warrant is physically exercised, the holder generally recognizes no gain or loss and receives no deduction; rather, the holder adds the premium to its basis in the underlying property acquired upon exercise. Following the physical exercise of a warrant, the tax treatment of the property received by a holder pursuant to the warrant is similar to the tax treatment described herein concerning equity units or debt securities.
     Tax Treatment of Warrants Issued in Conjunction with Our Debt Securities
     Under the original issue discount regulations, if we issue warrants in conjunction with the issue of debt securities as an “investment unit, the issue price of the investment unit is allocated between the debt securities and the warrant based on the relative fair market values of each component at the time of issuance. The allocation of a portion of the issue price to the warrant creates original issue discount on the debt security, generally equal to the value of the warrant at the time of issue. The holder is generally bound by our allocation, unless the holder explicitly discloses on its return that its allocation differs from ours. Warrants issued in conjunction with our debt securities are generally treated by a holder as separate from the debt securities and are generally treated similarly for U.S. federal income tax purposes as warrants issued not in conjunction with debt securities.
Tax Treatment of Holders of Debt Securities
     The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our debt securities. This summary does not address the material U.S. federal income tax consequences of every type of debt security which may be issued under this registration statement. In particular, the following summary does not discuss the U.S. federal income tax treatment of purchasing, holding and disposing of: (i) debt securities that are convertible into our common or senior units; (ii) debt securities characterized as variable rate debt instruments or contingent payment debt instruments for U.S. federal income tax purposes; (iii) debt securities with a term of one year or less (“short-term debt obligations”); or (iv) debt securities that are denominated in currency other than U.S. Dollar. In the event we issue debt securities the tax treatment of which is not discussed herein, the applicable prospectus or prospectus supplement will describe the material U.S. federal income tax consequences thereof. This discussion only applies to initial purchasers of our debt securities by a U.S. holder. If you purchase one of our debt securities in the secondary market, you should consult your own adviser regarding the possible U.S. federal income tax consequences of purchasing, holding and disposing of our debt securities.
     In addition, the following discussion does not address the potential U.S. federal income tax consequences for purchasers of our debt securities in the secondary markets. Such purchasers are encouraged to consult with their own tax advisers regarding the potential U.S. federal income tax consequences of purchasing, holding and disposing of our debt securities.

     Tax Consequences to U.S. Holders
     U.S. Holder
     A “U.S. holder” is a beneficial owner of debt securities that is for U.S. federal income tax purposes:
•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations);

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.
     If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds debt securities, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the debt securities, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the debt securities.
     Accrual of Stated Interest and Original Issue Discount
     A U.S. holder generally will be required to include in gross income as ordinary interest income the stated interest on debt securities at the time that the interest accrues or is received, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
     Some debt securities may be issued with original issue discount (''OID’’). OID on debt securities will generally equal the excess of the debt securities’ stated redemption price at maturity over the debt securities’ issue price, subject to a statutory de minimis exception ((0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity). The issue price of the debt securities will be the first price at which a substantial amount of the debt securities is sold (ignoring sales to bond houses, brokers, or similar persons acting in the capacity of underwriters, placement agents, or wholesalers). The debt securities’ stated redemption price at maturity is equal to the sum of all payments to be made on such debt securities, other than payments of qualified stated interest (i.e., payments of interest at a fixed rate that are payable at least annually for the entire term of the notes).
     For debt securities that will be issued with OID, U.S. holders will be required to include the OID in ordinary income for U.S. federal income tax purposes as it accrues on a constant yield basis in advance of receipt of cash payments to which such income is attributable. A U.S. holder must include in income for each taxable year the sum of the daily portions of OID for each day on which it held the note during the taxable year, regardless of whether the holder is a cash-basis or accrual-method taxpayer. To determine the daily portions of OID, a U.S. holder must determine the amount of OID allocable to an accrual period and allocate a ratable portion of that OID to each day in the accrual period. Under the constant-yield method, the amount of OID allocable to an accrual period is equal to the product of the debt securities’ adjusted issue price at the beginning of the accrual period and the debt securities’ yield (adjusted to reflect the length of the accrual period), less the amount of any qualified stated interest allocable to the period. The debt securities’ adjusted issue price at any time generally is their original issue price, increased by the amount of OID on such debt securities accrued by any holder in a prior period, and decreased by the amount of any payment (other than a payment of qualified stated interest) previously made on the debt securities. The yield-to-maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the debt securities, produces an amount equal to the debt securities’ original issue price.
     A U.S. holder may elect an accrual period of any length and may vary the length of the accrual periods over the life of the debt securities, but no accrual period may be longer than one year, and each scheduled payment of interest or principal on the debt securities must occur on either the first day or the last day of an accrual period. Under the foregoing rules, a U.S. holder generally will recognize increasingly greater amounts of OID in each successive period that the U.S. holder holds debt securities, regardless of whether the U.S. holder received payments corresponding to that income.
     Subject to certain limitations, a U.S. holder may elect to use the constant-yield method to include in the U.S. holder’s income all interest that accrues on debt securities issued with OID. For purposes of the election, interest includes, inter alia, all stated interest and OID. In the case of U.S. holders that use the cash method of accounting, this election generally will result in such U.S. holders including stated interest on the notes offered hereby in income earlier than would be the case if no such election were made. This election applies only to the debt securities with respect to which it is made and may not be revoked without the consent of the IRS. U.S. holders should consult their own tax advisors as to the desirability, the mechanics and the collateral consequences of making this election with respect to the debt securities.
     In certain circumstances, we may pay amounts on the debt securities that are in excess of the stated interest or principal of the debt securities. We intend to take the position that the possibility that any such payments will be made is remote so that the debt securities will not be treated as contingent payment debt instruments solely because of this possibility, and such possibility will not affect the timing or amount of interest income that a U.S. holder must recognize unless and until any such payments are made. Our determination that these contingencies are remote is binding on a U.S. holder unless the U.S. holder discloses a contrary position to the IRS in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the debt securities may be different from that described herein.
     Debt Securities Issued at Originally Issued Bond Premium
     A debt security may be issued for an amount that is in excess of the debt security’s principal amount. The U.S. holder pays the bond premium upfront and, therefore, may later deduct it as amortizable bond premium over the term of the debt security. A U.S. holder of a debt security with originally issued bond premium may elect to amortize the bond premium on a yield-to-maturity basis, as an offset to interest income, over the term of the debt security. The election will apply to all of the U.S. holder’s taxable premium bonds for the current and subsequent years, unless revoked with consent of the IRS Commissioner. The amortization of bond premium is based on the U.S. holder’s yield-to-maturity, applying the same concepts found in the original issue discount rules. The U.S. holder also should reduce his or her basis in the debt security with such amortization of the premium.
     Disposition of the debt securities
     A U.S. holder generally recognizes capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of debt securities. This gain or loss will equal the difference between the U.S. holder’s adjusted tax basis in the debt securities and the proceeds received, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent the U.S. holder has not previously included the accrued interest in income.
     A U.S. holder’s adjusted tax basis in the debt securities generally will equal such U.S. holder’s initial investment in the debt securities increased by any original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received with respect to any of the debt securities.
     The proceeds the U.S. holder receive will include the amount of any cash and the fair market value of any other property received for the debt securities. The U.S. holder’s adjusted tax basis in the debt securities will generally equal the amount paid for the debt securities less any principal payments received. The gain or loss will be long-term capital gain or loss if the U.S. holder held the debt securities for more than one year. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15% (this rate is scheduled to increase to 20% beginning January 1, 2011. The deductibility of capital losses may be subject to limitation.
     Information reporting and backup withholding
     Information reporting will apply to payments of interest and principal on, or the proceeds of the sale or other disposition of, debt securities held by a U.S. holder, and backup withholding may apply to payments of interest unless the U.S. holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.
     Tax Consequences to Non-U.S. Holders
     Non-U.S. holder
     A holder of our debt securities is a “non-U.S. holder” for purposes of this discussion if such holder is a beneficial owner of debt securities and is not a “U.S. holder” or a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).

     Interest on the debt securities
     For a non-U.S. holder, payments of interest on the debt securities generally are exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if the interest is not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder properly certifies as to its foreign status as described below, and:
•	the non-U.S. holder does not own directly or indirectly, actually or constructively, 10% or more of our capital or profits interests;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related to us through stock ownership; and

•	the non-U.S. holder is not a bank whose receipt of interest on the debt securities is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.
     The portfolio interest exemption and several of the special rules for non-U.S. holders described herein generally apply only if the non-U.S. holder appropriately certifies as to its foreign status. A non-U.S. holder can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us, or our paying agent. If the non-U.S. holder holds the debt securities through a financial institution or other agent acting on its behalf, the non-U.S. holder may be required to provide appropriate certifications to the agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.
     If the non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to a U.S. federal withholding tax at a 30% rate, unless the non-U.S. holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of a tax treaty, or the payments of interest are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and the non-U.S. holder meet the certification requirements described below. See “-Income or Gain Effectively Connected With a U.S. Trade or Business.”
     Disposition of debt securities
     A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of debt securities unless:
•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and if a tax treaty applies, is attributable to its permanent establishment in the United States);

•	the non-U.S. holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	the non-U.S. holder were a citizen or resident of the United States and are subject to special rules that apply to certain expatriates.
     Income or gain effectively connected with a U.S. trade or business
     The preceding discussion of the tax consequences of the purchase, ownership and disposition of debt securities by a non-U.S. holder generally assumes that the non-U.S. holder is not engaged in a U.S. trade or business. If any interest on the debt securities or gain from the sale, exchange or other taxable disposition of the debt securities is effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and if a tax treaty applies, is attributable to a permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. A non-U.S. holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent

     U.S. federal estate tax
     If the non-U.S. holder is an individual and is not a resident of the United States (as specially defined for U.S. estate tax purposes) at the time of the non-U.S. holder’s death, the debt securities will not be included in its estate for U.S. federal estate tax purposes unless, at the time of death, interest on the debt securities does not qualify for the “portfolio interest” exemption.
     Information reporting and backup withholding
     Payments to non-U.S. holders of interest on debt securities, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. holder. United States backup withholding tax generally will not apply to payments of interest and principal on debt securities to a non-U.S. holder if the statement described in “Tax consequences to non-U.S. holders—Interest on the debt securities” is duly provided by the non-U.S. holder or the non-U.S. holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the non-U.S. holder is a United States person.
     Payment of the proceeds of a disposition of debt securities effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or the non-U.S. holder otherwise establish an exemption. The backup withholding tax rate is currently 28%. For payments made after 2010, the backup withholding rate will be increased to 31%. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of debt securities outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that the non-U.S. holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of debt securities effected outside the United States by such a broker if it:
•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.
Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.
Reportable Transactions
     Treasury Regulations requires us to complete and file Form 8886 (“Reportable Transaction Disclosure Statement”) with our tax return for any taxable year in which we participate in a “reportable transaction.” Additionally, each partner treated as participating in a “reportable transaction” of us is required to file Form 8886 with its tax return. We and any such partner, respectively, must also submit a copy of the completed form with the IRS’s Office of Tax Shelter Analysis. A “reportable transaction” is one of the following:
•	a “listed transaction,” which is a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction;”

•	a “confidential transaction,” which is a transaction that is offered to a taxpayer under conditions of confidentiality and for which the taxpayer has paid an advisor a minimum fee;

•	a “transaction with contractual protection,” which is a transaction for which the taxpayer or a related party has the right to a full or partial refund of fees if all or part of the intended tax consequences from the transaction are not sustained, or a transaction for which fees are contingent on the taxpayer’s realization of tax benefits from the transaction;

•	a “loss transaction,” which is any transaction resulting in the taxpayer claiming a loss under section 165 of the Internal Revenue Code; or

•	a “transaction of interest,” which is a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has identified by notice, regulation, or other form of published guidance as a transaction of interest;
     We intend to notify the partners of what we believe (based on information available to us) might be a “reportable transaction,” and intend to provide each partners with any available information needed to complete and submit Form 8886 with respect to such transaction. In certain situations, there may also be a requirement that a list be maintained of persons participating in such “reportable transactions,” which could be made available to the IRS at its request.
     Under the Internal Revenue Code, a significant penalty is imposed on taxpayers who participate in a “reportable transaction” and fail to make the required disclosure. The penalty is generally $10,000 for natural persons and $50,000 for other persons (increased to $100,000 and $200,000, respectively, if the reportable transaction is a “listed transaction”).
     Holders are urged to consult with their own tax advisor concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.
Accuracy-Related Penalties
     An additional tax equal to 20% of the amount of any portion of an underpayment of tax, which is attributable to one or more of particular listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty is imposed, however, with respect to any portion of an underpayment if it is shown that there was a “reasonable cause” for that portion and that the taxpayer acted in good faith with respect to that portion.
     A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty is reduced if any portion is attributable to a position adopted on the return:
•	with respect to which there is, or was, “substantial authority;” or

•	as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.
     If any item of our income, gain, loss or deduction included in the distributive shares of holders might result in such an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for holders to make adequate disclosure on their returns to avoid liability for this penalty.
     A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000, $10,000 for most corporations. If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

INVESTMENT IN US BY BENEFIT PLANS
     An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to:
•	the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, often referred to as ERISA; and

•	restrictions imposed by Section 4975 of the Internal Revenue Code.
     For these purposes, the term “employee benefit plan” may include:
•	qualified pension, profit-sharing and stock bonus plans;

•	simplified employee pension plans; and

•	tax deferred annuities or individual retirement accounts established or maintained by an employer or employee organization.
     Prior to making an investment in us, consideration should be given to, among other things:
•	whether the investment is permitted under the terms of the employee benefit plan;

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA;

•	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return; and

•	whether, as a result of the investment, the employee benefit plan will be required to file an exempt organization business income tax return with the IRS.
     See “Tax Consequences—Tax Treatment of Tax-Exempt Holders of Common Units, Senior Units and Deferred Participation Units.”
     The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the employee benefit plan. A fiduciary should also consider whether the employee benefit plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, our general partner would also be a fiduciary of the employee benefit plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.
     Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also individual retirement accounts that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan. Section 3(42) of ERISA defines “plan assets” to mean plan assets as defined in Department of Labor regulations. Those Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:
•	the equity interests acquired by employee benefit plans are publicly-offered securities; meaning the equity interests are:
o	widely held by 100 or more investors independent of us and each other;

o	freely transferable; and

o	registered under some provisions of the federal securities laws;
•	the entity is an “operating company;” meaning that it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding particular interests held by our general partner, its affiliates, and particular other persons, is held by benefit plan investors, which are defined in Section 3(42) of ERISA to mean:

o	any employee benefit plans subject to the fiduciary requirements of ERISA;

o	any qualified plans, individual retirement accounts, or other plans subject to the prohibited transaction rules in Section 4975 of the Internal Revenue Code; and

o	any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.
     Our assets should not be considered “plan assets” under these regulations because it is expected that an investment in us will satisfy the requirements of the first bullet point immediately above.
     Plan fiduciaries contemplating an investment in us should consult with their own counsel regarding the potential consequences of such an investment under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or otherwise violate any applicable statutory provisions.

PLAN OF DISTRIBUTION
     We may sell the securities from time-to-time pursuant to any one or more of the following methods:
•	underwritten public offerings;

•	a block trade, which may involve crosses, in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the settlement of short sales;

•	directly to purchasers or to a single purchaser; and

•	privately negotiated transactions.
     The applicable prospectus supplement with respect to a particular offering of securities will describe the terms of the offering of the securities, including:
•	the name or names of any underwriters, and if required, dealers of agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed paid to dealers; and

•	any securities exchange or market on which the securities may be listed.
     We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.
     If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.
     With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.
     To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over—allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over—allotments or short positions by making purchases in the open market or by exercising their over—allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF COMMON UNITS, SENIOR UNITS AND DEFERRED PARTICIPATION UNITS
Common Units
     As of                     , 2009, we had 68,178,103 common units outstanding, representing an aggregate 98% limited partner interest. Of those common units, 20,327,666, representing an approximate 30% limited partner interest in us, are held by Ferrell Companies, Inc., the owner of our general partner, and its affiliates.
     A copy of the partnership agreement of Ferrellgas Partners is incorporated herein by reference. A summary of the important provisions of the partnership agreement of Ferrellgas Partners and the rights and privileges of our common units is included in our registration statement on Form 8-A/A as filed with the SEC on February 18, 2003, including any amendments or reports filed to update such descriptions. See “Where you Can Find More Information.”
     Our common units are listed on the New York Stock Exchange under the symbol “FGP.” Any additional common units we issue will also be listed on the New York Stock Exchange.
Senior Units and Deferred Participation Units
     The partnership agreement of Ferrellgas Partners authorizes Ferrellgas Partners to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the rights, preferences and privileges established by our general partner in its sole discretion without the approval of any of our limited partners. In accordance with Delaware law and the provisions of that partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, have special voting rights to which our common units are not entitled.
     We have no senior units or deferred participation units outstanding as of the date of this prospectus. The terms of any deferred participation units we offer under this prospectus may have distribution, liquidation or other rights ranking junior to, or on a parity with, our senior units or common units and may be subject to limitations and restrictions that are not applicable to our senior units or common units. Generally, deferred participation units will participate in our distributions at some time after their initial issuance based on targeted distribution levels.
     Should Ferrellgas Partners offer senior units or deferred participation units under this prospectus, a prospectus supplement relating to the particular series of senior units or deferred participation units offered will include the specific terms of those senior units or deferred participation units, including the following:
•	the designation, stated value and liquidation preference of the senior units or deferred participation units and the number of senior units or deferred participation units offered;

•	the initial public offering price at which the senior units or deferred participation units will be issued;

•	the conversion or exchange provisions of the senior units or deferred participation units;

•	any redemption or sinking fund provisions of the senior units or deferred participation units;

•	the distribution rights of the senior units or deferred participation units, if any;

•	a discussion of material federal income tax considerations, if any, regarding the senior units or deferred participation units; and

•	any additional rights, preferences, privileges, limitations and restrictions of the senior units or deferred participation units.

DESCRIPTION OF DEBT SECURITIES
     The debt securities issued pursuant to this prospectus and an applicable prospectus supplement by Ferrellgas Partners will be:
•	direct secured or unsecured general obligations of Ferrellgas Partners and Ferrellgas Partners Finance Corp., as co-obligors; and

•	either senior debt securities or subordinated debt securities.
     The debt securities issued pursuant to this prospectus and an applicable prospectus supplement by the operating partnership will be:
•	direct secured or unsecured obligations of the operating partnership and Ferrellgas Finance Corp., as co-obligors;

•	nonconvertible securities offered for cash; and

•	either senior debt securities or subordinated debt securities.
     The nature of Ferrellgas Partners Finance Corp.’s and Ferrellgas Finance Corp.’s roles as co-obligors with Ferrellgas Partners and the operating partnership, as applicable, is that each issuer of the applicable debt securities is jointly and severally fully and unconditionally liable on the debt securities. In effect, each issuer could be considered to have fully and unconditionally guaranteed the other issuer’s payment obligations. Because some institutional investors in the debt securities may be unable to hold the debt securities by reason of our structure and the legal investment laws of their states of organization or their charters, the debt securities are expected to be co-issued by a partnership and a corporation. Neither Ferrellgas Partners Finance Corp. nor Ferrellgas Finance Corp. will receive any additional consideration for acting as co-issuer or as co-obligor for their payment obligations under the debt securities.
     Senior debt securities will be issued under one or more senior indentures. Subordinated debt securities will be issued under one or more subordinated indentures. Any senior indenture and any subordinated indenture are each referred to in this prospectus as an indenture and collectively referred to as the indentures. We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended. Any reference to the trustee in this prospectus shall refer to the trustee under the indentures together with any other trustee(s) chosen by us and appointed in a supplemental indenture with respect to a particular series of debt securities. The trustee for each series of debt securities will be identified in the applicable prospectus supplement.
     The forms of indenture are filed as exhibits to the registration statement of which this prospectus is a part. Any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K. The indentures and any supplemental indentures will be available for inspection at the corporate trust office of the applicable trustee, or as described under “Where You Can Find More Information.” The indentures will be subject to, and governed by, the Trust Indenture Act. We will execute, unless previously executed, any indenture and supplemental indenture if and when we issue any debt securities.
     We summarize some of the material provisions of the indentures in the following order:
•	those provisions that apply only to a senior indenture;

•	those provisions that apply only to a subordinated indenture; and

•	those provisions that apply to both types of indentures.
     Although the material terms of any indenture or supplemental indenture will be described in this prospectus and in a prospectus supplement, you should read the applicable indenture and supplemental indenture, if any, because they, and not this description or the description in the prospectus supplement, control your rights as holders of the debt securities.
     For purposes of this description:
•	the “partnership” refers to Ferrellgas Partners, L.P.; and

•	the words “we,” “us,” “our” and “ourselves” refer to the co-issuers of the applicable debt securities, either Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. or the operating partnership and Ferrellgas Finance Corp.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement
     A prospectus supplement and an indenture or supplemental indenture relating to any series of debt securities being offered will include specific terms relating to that series of debt securities. These terms will include some or all of the following:
•	the issuers of the debt securities;

•	the form and title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate, which may be fixed or variable, that the debt securities will bear, if any, the date or dates from which interest will accrue, the interest payment dates for the debt securities and the regular record dates for interest payable on any interest payment date;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any change of control offer provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default or covenants; and

•	any other terms of the debt securities.
     Debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates and are sold at a discount to their stated principal amount. Under applicable tax laws, the holder of an original issue discount debt security would likely be required to include the original issue discount in income before the receipt of cash attributable to that income. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other considerations relevant to these securities.
Provisions Only in a Senior Indenture
     The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt, including the subordinated debt securities. However, any secured senior debt securities will effectively rank senior to any unsecured senior debt to the extent of the value of the property securing the secured senior debt securities.
     A senior indenture or a supplemental indenture relating to a specific series of senior debt securities will contain restrictive covenants that, unless otherwise specified in a prospectus supplement, will not be included in a subordinated indenture or supplemental indenture relating to a specific series of subordinated debt securities. We expect that the these covenants will include a prohibition on our ability to incur liens on our property, other than permitted liens, unless the debt securities are secured equally and ratably with the obligation or liability secured by such liens. These covenants may also include restrictions on our ability and the ability of our restricted subsidiaries to:
•	incur indebtedness;

•	make restricted payments;

•	engage in transactions with our affiliates;

•	create restrictions on the ability of our restricted subsidiaries to pay dividends or make particular other payments; and

•	sell and lease back our assets.
     The specific terms of any such covenants or other covenants applicable to any specific series of debt securities will be contained in the applicable prospectus supplement.
Provisions Only in a Subordinated Indenture
     The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness.
     In addition, claims of our subsidiaries’ creditors generally will have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, of our subsidiaries.
     A subordinated indenture relating to a specific series of subordinated debt securities will define “senior indebtedness” to mean the principal of, premium, if any, and interest on:
•	all indebtedness for money borrowed or guaranteed by us other than the subordinated debt securities, unless the indebtedness expressly states that it has the same ranks as, or ranks junior to, the subordinated debt securities; and

•	any deferrals, renewals or extensions of any senior indebtedness.
However, the term “senior indebtedness” will not include:
•	any of our obligations to our subsidiaries;

•	any liability for Federal, state, local or other taxes owed or owing by us;

•	any accounts payable or other liability to trade creditors, arising in the ordinary course of business, including guarantees of, or instruments evidencing, those liabilities;

•	any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours, including any senior subordinated indebtedness and any subordinated obligations;

•	any obligations with respect to any capital stock, partnership interests, membership interests or other equity interests of any kind; or

•	any indebtedness incurred in violation of the subordinated indenture.
     There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under a subordinated indenture. Any subordinated debt securities will rank equally with our other subordinated indebtedness.
     Under a subordinated indenture, no payment may be made on the subordinated debt securities and no purchase, redemption or retirement of any subordinated debt securities may be made in the event:
•	any senior indebtedness is not paid when due; or

•	the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full.
     We may, however, pay the subordinated debt securities without regard to the above restriction if the representatives of the holders of the applicable senior indebtedness approve the payment in writing to us and the trustee.
     The representatives of the holders of senior indebtedness may notify us and the trustee in writing of a default, which can result in the acceleration of that senior indebtedness’s maturity without further notice or the expiration of any grace periods. In this event, we may not pay the subordinated debt securities for 179 days after receipt of that notice of such default unless the person who gave such notice gives written notice to the trustee and to us terminating the period of non-payment, the senior indebtedness is paid in full or the default that caused such notice is no longer continuing. If the holders of senior indebtedness or their representatives have not accelerated the maturity of the senior indebtedness at the end of the 179-day period, we may resume payments on the subordinated debt securities. Not more than one such notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to senior indebtedness during that period.
     In the event we pay or distribute our assets to creditors upon a total or partial liquidation or dissolution of us, or in bankruptcy or reorganization relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment of either principal or interest. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness.
     If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.
     If payment of the subordinated debt securities is accelerated because of an Event of Default, either we or the trustee will promptly notify the holders of senior indebtedness or their representatives of the acceleration. We may not pay the subordinated debt securities until five business days after the holders of senior indebtedness or their representatives receive notice of the acceleration. Thereafter, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.
     As a result of the subordination provisions contained in a subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness. It is important to keep this in mind if you decide to hold our subordinated debt securities.
Provisions Applicable to Both Types of Indentures
     Merger, Consolidation or Sale of Assets
     Each indenture will provide that the partnership or the operating partnership, as applicable, may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity unless:
•	the partnership or the operating partnership, as applicable, is the surviving entity or the entity formed by or surviving the transaction, if other than the partnership or the operating partnership, or the entity to which the sale was made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

•	the entity formed by or surviving the transaction, if other than the partnership or the operating partnership, or the entity to which the sale was made assumes all the obligations of the partnership or the operating partnership, as applicable, in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the debt securities and an indenture;

•	immediately after the transaction no Event of Default, or event that is or after notice or the passage of time would be an Event of Default (a “Default”), exists; and

•	with respect to any series of debt securities of the partnership (but not of the operating partnership), at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, the partnership or such other entity or survivor is permitted to incur at least $1.00 of additional indebtedness under any covenant restricting our ability to incur indebtedness applicable to that series of debt securities.
     Each indenture will also provide that Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as applicable, may not consolidate or merge with or into, whether or not it is the surviving entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another entity except under conditions similar to those described in the paragraph above.

     Limitations on Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp.
     In addition to any other covenants restricting our ability to incur indebtedness that may be contained in an indenture or supplemental indenture, each indenture will provide that Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as applicable, may not incur any indebtedness, as defined in the applicable indenture, unless:
•	the partnership or the operating partnership, as applicable, is a co-obligor or guarantor of the indebtedness; or
     the net proceeds of the indebtedness are either:
•	lent to the partnership or the operating partnership, as applicable;

•	used to acquire outstanding debt securities issued by the partnership or the operating partnership, as applicable, or

•	used, directly or indirectly, to refinance or discharge indebtedness permitted under the limitation of this paragraph.
     Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as applicable, may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the partnership or the operating partnership, as applicable.
     Events of Default and Remedies
     Each indenture will describe in detail the occurrences that would constitute an “Event of Default.” These occurrences include the following with respect to each series of debt securities:
•	default in the payment of the principal of or premium, if any, on any debt security of that series when the same becomes due and payable, upon stated maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise;

•	default in the payment of an installment of interest on any of the debt securities of that series, when the same becomes due and payable, which default continues for a period of 30 days;

•	default in the performance, or breach, of any term, covenant or warranty contained in the debt securities of that series or the applicable indenture, other than a default specified in either of the two clauses above, and the default continues for a period of 45 days after written notice of the default requiring us to remedy the same shall have been given to the applicable issuers by the trustee or to the applicable issuers and the trustee by holders of 25% in aggregate principal amount of the applicable series of debt securities then outstanding;

•	specified events of bankruptcy, insolvency or reorganization with respect to us has occurred; or

•	any other Event of Default with respect to that series set forth in the applicable indenture or supplemental indenture and described in the applicable prospectus supplement.
     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% of principal amount of the applicable series of debt securities then outstanding may declare all the debt securities of that series to be due and payable immediately.
     Notwithstanding the foregoing, in the case of an Event of Default arising from specified events of bankruptcy or insolvency, with respect to the applicable issuers, all outstanding applicable debt securities will become due and payable immediately without further action or notice. Holders of debt securities may not enforce an indenture or the debt securities except as provided in the applicable indenture. Subject to limitations, holders of a majority in principal amount of a series of then-outstanding debt securities may direct the trustee of that series of debt securities in its exercise of any trust or power. The trustee may withhold from holders of debt securities notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of a series of debt securities and then outstanding, by notice to the trustee for those debt securities, may waive any existing Default or Event of Default for all holders of that series and its consequences under an indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the debt securities or a Default or Event of Default in respect of a covenant or provision that may not be modified without the consent of the holder of each outstanding debt security of that issuer.

     The issuers are required to deliver to the trustee annually a statement regarding compliance with an indenture.
     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture or under any other indenture.
     No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders
     No limited partner of the partnership or the operating partnership or any director, officer, employee, incorporator or stockholder of our general partner, Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as such, shall have any liability for any of our obligations under the debt securities or any indenture or any claim based on, in respect of, or by reason of, these obligations. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
     Non-Recourse
     The obligations under any debt securities and any indenture are:
•	recourse to our general partner and the applicable issuers;

•	non-recourse to any of our other entities; and

•	are payable only out of the cash flow and assets of our general partner and the applicable issuers.
     The trustee and each holder of a debt security, by accepting a debt security, will be deemed to have agreed in the applicable indenture that:
•	if the debt security is issued by the partnership, the operating partnership and its other affiliates will not be liable for any of the partnership’s obligations under an indenture or the debt securities; or

•	if the debt security is issued by the operating partnership, the partnership and its other affiliates will not be liable for any of the operating partnership’s obligations under an indenture or the debt securities.
     Legal Defeasance and Covenant Defeasance
     We may, at the option of the board of directors of our general partner, on our behalf, and the board of directors of Ferrellgas Partners Finance Corp. or Ferrellgas Finance Corp., as applicable, and at any time, elect to have all of our obligations discharged with respect to any series of outstanding debt securities. This is known as “legal defeasance.” However, under legal defeasance we cannot discharge:
•	the rights of holders of outstanding debt securities to receive payments with respect to any principal, premium, and interest on the debt securities when the payments are due;

•	our obligations with respect to the debt securities concerning registration, transfer and/or exchange of debt securities or mutilated, destroyed, lost or stolen debt securities;

•	our obligation to maintain an office or agency for payment and money for security payments held in trust;

•	the rights, obligations, duties and immunities of the trustee, and our obligations in connection therewith;

•	the rights, if any, of holders to convert or exchange debt securities; and

•	the legal defeasance provisions of an indenture.
     In addition, we may, at our option and at any time, elect to have our obligations released with respect to specified covenants that are described in an indenture or supplemental indenture. This is called “covenant defeasance.” After our obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the debt securities. In the event covenant defeasance occurs, specific events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, will no longer constitute an Event of Default with respect to the debt securities.
     In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of debt securities, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the outstanding debt securities on the stated maturity date or on the applicable redemption date.
     In addition, we will be required to deliver to the trustee an opinion of counsel stating that after the 91st day following the deposit the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with, and confirming other matters. Furthermore, in the case of a legal defeasance, the opinion must confirm that we have received from, or there shall have been published by, the IRS a ruling, or since the date of an indenture, there shall have been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred. In the case of covenant defeasance, the opinion must confirm that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.
     We may not exercise either legal defeasance or covenant defeasance if an Event of Default has occurred and is continuing on the date of the deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit. In addition, we may not exercise either legal defeasance or covenant defeasance if such legal defeasance or covenant defeasance will result in a breach, violation or constitute a default under any material agreement or instrument, other than an indenture to which we are a party or by which we are bound.
     Amendment, Supplement and Waiver
     In general, each indenture and the debt securities may be amended or supplemented, and any existing default or compliance with any provision of an indenture or the debt securities may be waived, with the consent of the holders of at least a majority in principal amount of the debt securities of each affected series of the applicable issuers then outstanding. This includes consents obtained in connection with a tender offer or exchange offer for debt securities. However, without the consent of each holder of affected debt securities of the applicable issuers, among other matters, an amendment or waiver may not, with respect to any debt securities held by a non-consenting holder of debt securities:
•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security;

•	reduce the rate of or change the time for payment of interest on any debt securities; or

•	waive a Default in the payment of principal or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	make any note payable in money other than that stated in the debt securities;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payments of principal, premium, if any, or interest on the debt securities; or

•	make any change in the foregoing amendment and waiver provisions.
     Notwithstanding the foregoing, without the consent of any holder of debt securities, we and the trustee may amend or supplement an indenture or the debt securities to:
•	cure any ambiguity, defect or inconsistency;

•	provide for uncertificated debt securities in addition to certificated debt securities;

•	establish a new series of debt securities;

•	provide for the assumption of our obligations to holders of debt securities in the case of a merger or consolidation;

•	make any change that could provide any additional rights or benefits to the holders of debt securities that does not adversely affect the legal rights under an indenture of any such holder;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	provide security for or add guarantees with respect to the debt securities;

•	add to, change or eliminate any of the provisions of an indenture, provided that any such addition, change or elimination may become effective only after there are no debt securities of any series entitled to the benefit that provision outstanding;

•	evidence the acceptance of appointment by a successor trustee with respect to one or more series of debt securities;

•	supplement any provisions of an indenture necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that it does not adversely affect the interests of the holders of debt securities of that series or any other series; and

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities may be listed or traded.
     If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to specific conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.
     Other than its duties in case of a Default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.
     No Limit on Amount of Debt Securities
     The indentures may not contain limits on the amount of debt securities that we may issue under the indentures, subject to compliance with any covenant in respect of any previously issued series of debt securities under the applicable indenture that limits our ability to incur indebtedness.
     Registration of Debt Securities
     We may issue debt securities of a series in registered, bearer, coupon or global form.
The Trustee
     The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. Should the trustee become our creditor, each indenture will contain specific limitations on the trustee’s rights to obtain payment of claims or to realize on specific property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict or resign.
     The holders of a majority in principal amount of the outstanding debt securities of the affected series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specific exceptions. Each indenture will provide that in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under any indenture at the request of any holder of debt securities, unless the holder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.
Book-Entry, Delivery and Form of the Debt Securities
     Global Notes
     Unless otherwise stated in the prospectus supplement, we will issue the debt securities in denominations of $1,000 and in fully registered form without coupons. Each debt security will be represented by a global note registered in the name of a nominee of the depositary. Except as set forth in the prospectus supplement, the debt securities will be issuable only in global form. Upon issuance, all debt securities will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between the depositary and the trustee. Your beneficial interest in a debt security will be shown on, and transfers of beneficial interests will be effected only through, records maintained by the depositary or its participants. Payments of principal of, premium, if any, and interest, if any, on the debt securities represented by a global note will be made by us or our paying agent to the depositary or its nominee. The Depository Trust Company, often referred to as DTC, will be the initial depositary.
     We have provided the following descriptions of the operations and procedures of DTC and its participants solely as a matter of convenience. These operations and procedures are solely within the control of DTC and its participants and are subject to change by them. Neither we, any underwriter, dealer, agent, trustee nor paying agent take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.
     In addition, neither we, any trustee nor any paying agent will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We, any trustee and any paying agent may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of any debt securities issued.
     The Depositary
     DTC has advised us that:
•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;

•	access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly;

•	persons who are not direct participants may beneficially own securities held by or on behalf of DTC only through direct participants or indirect participants; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Ownership of Global Notes
     We expect that under procedures established by DTC:
•	upon deposit of the global notes, DTC will credit the accounts of the participants designated by the underwriters with portions of the principal amount of the global notes; and

•	ownership of these interests in the debt securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants.
     Ownership of beneficial interests in a global note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in debt securities represented by a global note will be limited to participants or persons that hold interests through participants.
     So long as the depositary for a global note, or its nominee, is the registered owner of the global note, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by a global note for all purposes under an indenture. Except as provided below, as the owner of beneficial interests in debt securities represented by a global note or global notes, you:
•	will not be entitled to register the debt securities represented by a global note in your name;

•	will not receive or be entitled to receive physical delivery of debt securities in definitive form; and

•	will not be considered the owner or holder of any of the debt securities under an indenture.
     The laws of some states require that purchasers of securities take physical delivery of securities in definitive form. Therefore, the limits and restrictions listed above may impair your ability to transfer beneficial interests in a global note. In addition, the lack of a physical certificate evidencing your beneficial interests in the global notes may limit your ability to pledge the interests to a person or entity that is not a participant in DTC.
     We understand that under existing policy of the depositary and industry practices, if:
•	we request any action of holders; or

•	you desire to give notice or take action which a holder is entitled to under an indenture or a global note, the depositary would authorize the participants holding the beneficial interests to give the notice or take the action. Accordingly, if you are a beneficial owner that is not a participant, you must rely on the procedures of the depositary or on the procedures of the participant as well as the contractual arrangements you have directly, or indirectly through your financial intermediary, with a participant to exercise any rights of a holder under an indenture or a global note or to give notice or take action.
     To facilitate subsequent transfers, all global notes deposited by participants with DTC are registered in the name of DTC or its nominee. The deposit of global notes with DTC and their registration in the name of DTC or its nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the book-entry debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
     Neither DTC nor its nominee will consent or vote with respect to book-entry debt securities. Under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns DTC’s or its nominee’s consenting or voting rights to those direct participants to whose accounts the book-entry debt securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.
     A beneficial owner will give notice to elect to have its book-entry debt securities purchased or tendered, through its participant, to the paying agent, and shall effect delivery of such book-entry debt securities by causing the direct participant to transfer the participant’s interest in the book-entry debt securities, on the depositary’s records, to the paying agent. The requirement for physical delivery of book-entry debt securities in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry debt securities are transferred by a direct participant on the depositary’s records.

     Payments
     We will make payments of principal of, premium, if any, and interest, if any, on the debt securities represented by a global note through the trustee to the depositary or its nominee, as the registered owner of a global note. So long as the debt securities are represented by global notes registered in the name of DTC or its nominee, all payments will be made by us in immediately available funds. We expect that the depositary, upon receipt of any payments, will immediately credit the accounts of the related participants with payments in amounts proportionate to their beneficial interest in the global note. We also expect that payments by participants to owners of beneficial interests in a global note will be governed by standing customer instructions and customary practices and will be the responsibility of the participants. However, these payments will be the sole responsibility of the participant.
     Neither we, the trustee, any paying agent or any other of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.
     Certificated Debt Securities
     We will issue certificated debt securities in exchange for all the global notes if:
•	DTC or any other designated replacement depositary notifies us that it is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 120 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated debt securities; or

•	there has occurred and is continuing a default or an event of default with respect to the debt securities and the depositary has requested the security registrar/trustee to issue certificated debt securities in lieu of the global notes.
     In case of any of the foregoing, you, as an owner of a beneficial interest in a global note, will be entitled to have certificated debt securities equal in principal amount to the beneficial interest registered in your name and will be entitled to physical delivery of the certificated debt securities. The certificated debt securities will be registered in the name or names as the depositary shall instruct the trustee (in accordance with its customary procedures). The certificated debt securities will be issued in denominations of $1,000 and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge.
     Settlement Procedures
     Unless otherwise described in the applicable prospectus supplement, initial settlement of the debt securities will be made by us, the underwriters, dealers, agents, or sales managers, as applicable, in immediately available funds. So long as the debt securities are represented by global notes registered in the name of DTC or its nominee, secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and procedures and will be settled in immediately available funds using DTC’s same-day funds settlement system. No assurance though can be given as to the effect, if any, of settlement in immediately available funds on the trading activity of the debt securities.

DESCRIPTION OF WARRANTS
     Ferrellgas Partners may issue warrants to purchase debt securities, common units or other securities issued by us or another issuer. Warrants may be issued independently or together with other securities and may be attached to or separate from these securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The specific terms of the warrants as well as the warrant agreement and the identification of the warrant agent shall be set forth in a prospectus supplement.
Debt Warrants
     A prospectus supplement will describe the terms of Ferrellgas Partners’ debt warrants, the warrant agreement relating to the debt warrants and the debt warrant certificates representing our debt warrants. These descriptions will include the following:
•	the title of the debt warrants;

•	the aggregate number of debt warrants being offered;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which such principal amount of debt securities may be purchased upon such exercise;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the date on which the right to exercise the debt warrants shall commence, and the date on which such right shall expire;

•	the maximum or minimum number of debt warrants that may be exercised at any time;

•	a discussion of material federal income tax considerations of the debt warrants and the exercise thereof, if any; and

•	any other terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.
     Unless otherwise set forth in the applicable prospectus supplement, debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities that are purchasable upon such exercise and will not be entitled to payments of principal of, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise.
Common Unit Warrants And Other Warrants
     A prospectus supplement will describe the terms of Ferrellgas Partners’ common unit warrants and other warrants, the warrant agreement relating to our common unit warrants and other warrants and the warrant certificates representing our common unit warrants and other warrants. These descriptions will include the following:
•	the title of the warrants;

•	the aggregate number of warrants being offered;

•	the price or prices at which the warrants will be issued;

•	the securities for which the warrants are exercisable, and the price at which such securities may be purchased upon such exercise;

•	any provisions for adjustment of the exercise price of such warrants or the number of common units or number or amount of other securities of ours or another issuer that are receivable upon the exercise of such warrants;

•	the date, if any, on and after which the warrants and the related common units or other securities of ours or another issuer will be separately transferable;

•	the date on which the right to exercise the warrants shall commence, and the date on which such right shall expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	a discussion of material federal income tax considerations of the debt warrants and the exercise thereof, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
     Unless otherwise set forth in the applicable prospectus supplement, warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of warrants, holders of the warrants will not have any of the rights of holders of the securities that are purchasable upon such exercise and will not be entitled to any distributions or dividends, if any, on the securities purchasable upon such exercise.
Exercise of Warrants
     Unless otherwise set forth in the applicable prospectus supplement, each warrant will entitle the holder of the warrant to purchase for cash a particular principal amount of debt securities, number of common units, or number or amount of other securities at an exercise price that shall be described in, or be determinable in, an applicable prospectus supplement. Warrants will be exercisable at any time up to the close of business on the expiration date of such warrants as set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
     Warrants will be exercisable as set forth in the applicable prospectus supplement. Upon receipt of payment and the properly completed and duly executed warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, common units or other securities purchasable upon such exercise to the warrant holder. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining unexercised warrants.

WHERE YOU CAN FIND MORE INFORMATION
Where Documents are Filed; Copies of Documents
     We file annual, quarterly and other reports and other information with the SEC. You may read and download our filings over the Internet from several commercial document retrieval services, as well as at the SEC’s website at www.sec.gov. You may also read and copy our SEC filings at the SEC’s public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room and any applicable copy charges.
     Because our common units are traded on the New York Stock Exchange, we also provide our SEC filings and particular other information to the New York Stock Exchange. You may obtain copies of these filings and this other information at the offices of the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.
     In addition, our SEC filings are available on our website at www.ferrellgas.com at no cost as soon as reasonably practicable after our electronic filing or furnishing thereof with the SEC. Please note that any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found and/or provided at such internet addresses is intended or deemed to be incorporated by reference herein.
Incorporation of Documents by Reference
     We filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to incorporate by reference information into this prospectus. Incorporation by reference means that we can disclose particular important information to you without actually including such information in this prospectus by simply referring you to another document that we filed separately with the SEC.
     The information we incorporate by reference is an important part of this prospectus and should be carefully read in conjunction with this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus will automatically update and may supersede some of the information in this prospectus as well as information we previously filed with the SEC and that was incorporated by reference into this prospectus.
     The following documents are incorporated by reference into this prospectus:
•	the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2008, as filed with the SEC on September 29, 2008;

•	the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Partners Finance Corp. for the quarterly period ended October 31, 2008, as filed with the SEC on December 09, 2008;

•	the Current Reports on Form 8-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp., as filed with the SEC on December 9, 2008, January 9, 2009, January 29, 2009, February 6, 2009 and February 25, 2009;

•	the description of Ferrellgas Partners’ common units in its registration statement on Form 8-A/A of Ferrellgas Partners, L.P., as filed with the SEC on February 18, 2003, and any amendments or reports filed to update the description; and

•	the operating partnership’s registration statement on Form 10 as filed with the SEC on February 18, 2003;

•	Ferrellgas Finance Corp.’s registration statement on Form 10 as filed with the SEC on February 18, 2003; and

•	all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the earlier of the termination of the registration statement to which this prospectus relates or until we sell all of the securities offered by this prospectus.
     If information in any of these incorporated documents conflicts with information in this prospectus or any prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.
     You may request from us a copy of any document we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Ferrellgas, Inc.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210
Attention: Investor Relations
(913) 661-1500
LEGAL MATTERS
     Particular legal matters related to the securities described in this prospectus have been or will be passed upon for us by Greenberg Traurig LLP, including the validity of the securities described in the prospectus.
EXPERTS
     The consolidated financial statements, the related consolidated financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting of Ferrellgas Partners, L.P. and Ferrellgas, L.P. and the financial statements of Ferrellgas Partners Finance Corp. and Ferrellgas Finance Corp. incorporated in this prospectus by reference from Ferrellgas Partners, L.P.’s, Ferrellgas Partners Finance Corp.’s, Ferrellgas L.P.’s, and Ferrellgas Finance Corp.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated September 29, 2008, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Ferrellgas, Inc. and subsidiaries incorporated in this registration statement by reference from Exhibit 99.15 to Ferrellgas Partners, L.P.’s, Ferrellgas Partners Finance Corp.’s, Ferrellgas L.P.’s, and Ferrellgas Finance Corp.’s Current Report on Form 8-K dated December 9, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated October 22, 2008, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
FORWARD-LOOKING STATEMENTS
  This prospectus and the documents we have incorporated herein by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They often use or are preceded by words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.
  Forward-looking statements are not guarantees of future performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.
  Some of our forward-looking statements include the following:
•	whether the operating partnership will have sufficient funds to meet its obligations, including its obligations under its debt securities, and to enable it to distribute to Ferrellgas Partners sufficient funds to permit Ferrellgas Partners to meet its obligations with respect to its existing debt and equity securities;

•	whether Ferrellgas Partners and the operating partnership will continue to meet all of the quarterly financial tests required by the agreements governing their indebtedness; and

•	our expectation that “Gross margin — propane and other gas liquids”, “Operating income” and “Net earnings” during the remainder of fiscal 2009 will be higher than the same period during fiscal 2008.
     For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2008, both of which are incorporated by reference in this prospectus. See “Where You Can Find More Information.”
     When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled “Risk Factors” in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended July 31, 2008 and in our Quarterly Report on Form 10-Q for the period ended October 31, 2008, which are incorporated by reference in this prospectus. See “Where You Can Find More Information.” Any of these risks could impair our business, financial condition or results of operation. Any such impairment may affect our ability to make distributions or pay interest on the principal of any of our debt securities. We undertake no obligation to update any forward-looking statements after distribution of this prospectus.
     In addition, the classification of Ferrellgas Partners and the operating partnership as partnerships for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes on the income of our subsidiaries that are corporations. See the section in our Annual Report on Form 10-K for our fiscal year ended July 31, 2008 entitled “Item 1A. Risk Factors — Tax Risks.” The IRS could treat us as a corporation for tax purposes or changes in federal or state laws could subject us to entity-level taxation, which would substantially reduce the cash available for distribution to our unitholders.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     We will incur and pay all of the following expected costs in connection with the securities being registered hereby. All amounts, other than the SEC registration fee, are estimated. We expect to incur additional fees in connection with the issuance and distribution of the securities registered hereby but the amount of such expenses cannot be estimated at this time as they will depend upon the nature of the securities offered, the form and timing of such offerings and other related matters.

SEC registration fee*	$29,475
Legal fees and expenses	75,000
Accounting fees and expenses	5,000
Printing expenses	10,000
Miscellaneous	10,000

Total	$129,475

*	In accordance with Rule 457(p), the total filing fee of $29,475 is offset by $6,997.84, which has already been paid.
Item 15. Indemnification of Directors and Officers
     Neither Ferrellgas Partners, L.P. nor Ferrellgas, L.P. has any employees, officers or directors. Each is managed and operated by the employees, officers and directors of its general partner, Ferrellgas, Inc.
     The partnership agreement of Ferrellgas Partners, L.P. provides that Ferrellgas Partners, L.P., subject to any limitations expressly provided in its partnership agreement, shall indemnify and hold harmless to the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of any such amendment, only to the extent that the amendment permits either partnership to provide broader indemnification rights) particular persons (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of their status as:
•	the general partner, a former general partner, or any of their affiliates;

•	an officer, director, employee, partner, agent or trustee of either partnership, the general partner, any former general partner, or any of their affiliates; or

•	a person or entity serving at the request of either partnership in another entity in a similar capacity.
     This indemnification is available only if the Indemnitee acted in good faith, in a manner in which the Indemnitee believed to be in, or not opposed to, the best interests of the applicable partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified in the immediately preceding sentence. Any indemnification shall be made only out of the assets of the applicable partnership; our general partner shall not be personally liable for any indemnification and shall have no obligation to contribute or loan any money or property to the applicable partnership to enable it to effectuate such indemnification. In no event may an Indemnitee subject the limited partners of the applicable partnership to personal liability by reason of being entitled to indemnification.
     To the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of such amendment, only to the extent that the amendment permits either partnership to provide broader indemnification rights), expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the applicable partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the applicable partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to indemnification.

     The indemnification provided by the partnership agreement of Ferrellgas Partners, L.P. shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of outstanding partnership units, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as:
•	the general partner, a former general partner, or any of their affiliates;

•	an officer, director, employee, partner, agent or trustee of either partnership, the general partner, any former general partner, or any of their affiliates; or

•	a person or entity serving at the request of either partnership in another entity in a similar capacity, and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
     We have, to the extent commercially reasonable, purchased and currently maintain (or reimburse our general partner or its affiliates for the cost of) insurance, on behalf of our general partner and such other persons or entities as our general partner has determined, including particular other Indemnitees, against any liability that may be asserted against or expenses that may be incurred by such person or entity in connection with either partnership’s activities, regardless of whether Ferrellgas Partners, L.P. would have the power to indemnify such person or entity against such liability under the provisions of either partnership’s partnership agreement.
     The applicable partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the applicable partnership also imposes duties on, otherwise involves services by, it to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to the applicable law shall constitute “fines” subject to indemnification. Action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the applicable partnership.
     An Indemnitee shall not be denied indemnification by the applicable partnership, in whole or in part, because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was otherwise permitted by the terms of the applicable partnership agreement. Notwithstanding anything to the contrary set forth in the applicable partnership agreement, no Indemnitee shall be liable for monetary damages to the applicable partnership, the limited partners, their assignees or any other persons or entities who have acquired partnership interests in Ferrellgas Partners, L.P., for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith. Also, our general partner shall not be responsible for any misconduct or negligence on the part of any agent appointed by our general partner in good faith.
Ferrellgas, Inc.
     The Certificate of Incorporation, as amended, and bylaws of Ferrellgas, Inc. also provide for similar indemnification rights and benefits for its officers and directors from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any officer or director of Ferrellgas, Inc. may be involved, or is threatened to be involved, as a party or otherwise; provided, however, the officers or directors must have acted in good faith, in a manner in which such person or entity believed to be in, or not opposed to, the best interests of Ferrellgas, Inc. and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Ferrellgas, Inc. is also under similar obligations to advance expenses to its officers and directors relating to indemnified claims and Ferrellgas, Inc. has, to the extent commercially reasonable, purchased and currently maintains insurance on behalf of its officers and directors.
     Furthermore, the directors of Ferrellgas, Inc. are not personally liable to Ferrellgas, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to Ferrellgas, Inc. or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the General Corporation Law of the State of Delaware; or

•	for any transaction from which the director derived an improper personal benefit.
     Ferrellgas, Inc. has also entered into employment agreements with some of its directors and officers. Pursuant to these employment agreements, Ferrellgas, Inc. has contractually agreed to indemnify these officers and directors generally in accordance with the indemnification terms and provisions set forth above. Some of these employment agreements also provide that Ferrellgas, Inc. shall indemnify such director or officer when they were or are a party or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Ferrellgas, Inc. to procure a judgment in its favor by reason of the fact that such director or officer is or was a director or officer of Ferrellgas, Inc., or is or was serving at the request of Ferrellgas, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in connection with the defense or settlement of such action or suit if such director or officer acted in good faith and in a manner that such director or officer reasonably believed to be in or not opposed to the best interests of Ferrellgas, Inc. and except that no indemnification pursuant to the employment agreements shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to Ferrellgas, Inc. unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such directors or officers are fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Generally, any indemnification under these employment agreements (unless ordered by a court) shall be made by Ferrellgas, Inc. only as authorized in each specific case upon a determination, in accordance with the procedures set forth in the applicable employment agreement, that indemnification of such director or officer is proper in the circumstances because such director or officer has met the applicable standard of conduct set forth in their particular employment agreement. Such determination shall be made:
•	by a majority vote of the board of directors of Ferrellgas, Inc. who are not parties to such action, suit or proceeding, even though less than a quorum;

•	if there are no such directors or, if such directors so direct, by independent legal counsel in a written opinion; or

•	by the stockholders of Ferrellgas, Inc.
Also, if such director or officer institutes any legal action to enforce such director’s or officer’s rights under their employment agreement, or to recover damages for breach of their employment agreement, such director or officer, if such director or officer prevails in whole or in part, shall be entitled to recover from Ferrellgas, Inc. all fees and expenses (including attorneys’ fees) incurred by such director or officer in connection therewith.
     None of the indemnification rights described herein are exclusive of any other rights to which an Indemnitee, or other applicable person, may be entitled under any bylaw, agreement, vote of stockholders, unitholders or disinterested directors, as a matter of law or otherwise, both as to action in the Indemnitee’s, or other applicable person’s, official capacity with either partnership or Ferrellgas, Inc. and as to action in another capacity while holding such office, and shall continue after the Indemnitee, or other applicable person, has ceased to be an officer or director of either partnership or Ferrellgas, Inc., and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee, or other applicable person.

Item 16. Exhibits

Exhibit Number	Description
**1.1	Form of Underwriting Agreement.

*3.1	Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of February 18, 2003.

*3.2	First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated March 8, 2005.

*3.3	Second Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of June 29, 2005.

*3.4	Third Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of October 11, 2006.

*3.5	Third Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P. dated as of April 7, 2004.

*3.6	Certificate of Incorporation of Ferrellgas Partners Finance Corp. filed with the Delaware Division of Corporations on March 28, 1996.

*3.7	Bylaws of Ferrellgas Partners Finance Corp. adopted as of April 1, 1996.

*3.8	Certificate of Incorporation of Ferrellgas Finance Corp. filed with the Delaware Division of Corporations on January 16, 2003.

*3.9	Bylaws of Ferrellgas Finance Corp. adopted as of January 16, 2003.

*4.1	Specimen Certificate evidencing Common Units representing Limited Partner Interests (contained in Exhibit 3.1 as Exhibit A thereto).

**4.2	Specimen Certificate evidencing Senior Units representing Limited Partner Interests.

**4.3	Specimen Certificate evidencing Deferred Participation Units representing Limited Partner Interests.

*4.4	Form of Senior Indenture among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., and Trustee, with form of Note attached.

*4.5	Form of Subordinated Indenture among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., and Trustee, with form of Note attached.

*4.6	Form of Senior Indenture among Ferrellgas, L.P., Ferrellgas Finance Corp. and Trustee, with form of Note attached.

*4.7	Form of Subordinated Indenture among Ferrellgas, L.P., Ferrellgas Finance Corp. and Trustee, with form of Note attached.

**4.8	Form of Warrant.

**4.9	Form of Warrant Agreement.

***5.1	Opinion of Greenberg Traurig LLP as to the legality of the securities registered hereby.

***8.1	Opinion of Greenberg Traurig LLP as to tax matters.

*12.1	Calculation of Ratio of Earnings to Fixed Charges.

S-1

Exhibit Number	Description

*23.1	Consent of Deloitte & Touche LLP.

***23.2	Consent of Greenberg Traurig LLP (contained in Exhibits 5.1 and 8.1 herewith).

**25.1	Statement of Eligibility of Trustee on Form T-1.

*	Filed herewith.

**	To be filed as an exhibit to a Current Report on Form 8-K or post-effective amendment to this registration statement on Form S-3.

***	To be filed as an exhibit to an amendment to this registration statement on Form S-3.

S-2

Item 17. Undertakings
          (a) The undersigned registrant hereby undertakes:
                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that:
               (A) paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and
               (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
                (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Missouri, on March 6, 2009.

FERRELLGAS PARTNERS, L.P. FERRELLGAS, L.P.

By:	FERRELLGAS, INC., its general partner

By:	/s/ James E. Ferrell

James E. Ferrell
Chairman, President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James E. Ferrell	Chairman, President and Chief Executive Officer	March 6, 2009
James E. Ferrell	of Ferrellgas, Inc. (Principal Executive Officer)

/s/ William K. Hoskins	Director of Ferrellgas, Inc.	March 6, 2009
William K. Hoskins

/s/ A. Andrew Levison	Director of Ferrellgas, Inc.	March 6, 2009
A. Andrew Levison

/s/ John R. Lowden	Director of Ferrellgas, Inc.	March 6, 2009
John R. Lowden

/s/ Michael F. Morrissey	Director of Ferrellgas, Inc.	March 6, 2009
Michael F. Morrissey

/s/ Elizabeth T. Solberg	Director of Ferrellgas, Inc.	March 6, 2009
Elizabeth T. Solberg

/s/ J. Ryan VanWinkle	Senior Vice President and Chief Financial Officer	March 6, 2009
J. Ryan VanWinkle	of Ferrellgas, Inc. (Principal Financial and Accounting Officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Missouri, on March 6, 2009.

FERRELLGAS FINANCE CORP.
By:	/s/ James E. Ferrell
James E. Ferrell
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James E. Ferrell	President and Chief Executive Officer of	March 6, 2009
James E. Ferrell	Ferrellgas Finance Corp. (Principal Executive Officer)

/s/ J. Ryan VanWinkle	Senior Vice President and Chief Financial Officer	March 6, 2009
J. Ryan VanWinkle	of Ferrellgas Finance Corp. (Principal Financial and Accounting Officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Missouri, on March 6, 2009.

FERRELLGAS PARTNERS FINANCE CORP.
By:	/s/ James E. Ferrell
James E. Ferrell
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James E. Ferrell	President and Chief Executive Officer of	March 6, 2009
James E. Ferrell	Ferrellgas Partners Finance Corp. (Principal Executive Officer)

/s/ J. Ryan VanWinkle	Senior Vice President and Chief Financial Officer	March 6, 2009
J. Ryan VanWinkle	of Ferrellgas Partners Finance Corp. (Principal Financial and Accounting Officer)

Exhibit Index

Exhibit Number	Description
**1.1	Form of Underwriting Agreement

*3.1	Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated as of February 18, 2003.

*3.2	First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated March 8, 2005.

*3.3	Second Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of June 29, 2005.

*3.4	Third Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P. dated as of October 11, 2006

*3.5	Third Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P. dated as of April 7, 2004.

*3.6	Certificate of Incorporation of Ferrellgas Partners Finance Corp. filed with the Delaware Division of Corporations on March 28, 1996.

*3.7	Bylaws of Ferrellgas Partners Finance Corp. adopted as of April 1, 1996.

*3.8	Certificate of Incorporation of Ferrellgas Finance Corp. filed with the Delaware Division of Corporations on January 16, 2003.

*3.9	Bylaws of Ferrellgas Finance Corp. adopted as of January 16, 2003.

*4.1	Specimen Certificate evidencing Common Units representing Limited Partner Interests (contained in Exhibit 3.1 as Exhibit A thereto).

**4.2	Specimen Certificate evidencing Senior Units representing Limited Partner Interests.

**4.3	Specimen Certificate evidencing Deferred Participation Units representing Limited Partner Interests.

*4.4	Form of Senior Indenture among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., and Trustee, with form of Note attached.

*4.5	Form of Subordinated Indenture among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., and Trustee, with form of Note attached.

*4.6	Form of Senior Indenture among Ferrellgas, L.P., Ferrellgas Finance Corp. and Trustee, with form of Note attached.

*4.7	Form of Subordinated Indenture among Ferrellgas, L.P., Ferrellgas Finance Corp. and Trustee, with form of Note attached.

**4.8	Form of Warrant.

**4.9	Form of Warrant Agreement.

***5.1	Opinion of Greenberg Traurig LLP as to the legality of the securities registered hereby.

Exhibit - 1

Exhibit Number	Description

***8.1	Opinion of Greenberg Traurig LLP as to tax matters.

*12.1	Calculation of Ratio of Earnings to Fixed Charges.

*23.1	Consent of Deloitte & Touche LLP.

***23.2	Consent of Greenberg Traurig LLP (contained in Exhibits 5.1 and 8.1 herewith).

**25.1	Statement of Eligibility of Trustee on Form T-1.

*	Filed herewith.

**	To be filed as an exhibit to a Current Report on Form 8-K or post-effective amendment to this registration statement on Form S-3.

***	To be filed as an exhibit to an amendment to this registration statement on Form S-3.

Exhibit - 2